Exhibit 10.47

CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) THE TYPE THAT THE REGISTRANT NORMALLY TREATS AS PRIVATE AND CONFIDENTIAL. SUCH EXCLUDED INFORMATION HAS BEEN MARKED “[***]”.

ASSET PURCHASE AGREEMENT

by and between

ACTELION PHARMACEUTICALS LTD.

and

VANDA PHARMACEUTICALS INC.

DATED AS OF

DECEMBER 7, 2023

Table of Contents

Section 2.04    Assumption of Certain Obligations ..................................................….. 12

Section 6.01    Condition of the Purchased Assets .....................................................… 22

Section 6.16    Financial Statement Assistance..... ....................................................… 29

SCHEDULES

1.01(a)	Products
1.01(b)	Knowledge of Seller
1.01(c)	Seller Marks
1.01(d)	Transferred Trademarks
1.01(e)	Transferred Patent Rights
2.01(b)	Transferred Governmental Authorizations
2.01(g)	Transferred Contracts
4.03	Non-Contravention
4.04	Governmental Authorizations (Seller)
4.05	Litigation
4.06	Compliance with Laws
4.07	Regulatory Matters
4.08	FDA Matters
4.09	Intellectual Property
4.11	Title to Assets
4.14	Absence of Certain Developments
4.15	Contracts
5.04	Governmental Authorizations (Purchaser)
6.14	Returned Goods Policy
6.16	Financial Statement Assistance

EXHIBITS

A	Seller Closing Deliverables
B	Purchaser Closing Deliverables
C	Johnson & Johnson Universal Calendar, 2023
D	Supply Agreement
E	Seller FDA Letter
F	Purchaser FDA Letter
G	Form of Assignment and Assumption Agreement
SCHEDULES

A	Relevant Jurisdictions
B	Assumed Liabilities
C	Retained Liabilities

ASSET PURCHASE AGREEMENT
This Asset Purchase Agreement, dated as of December 7, 2023, is made by and between Actelion Pharmaceuticals Ltd., a limited liability company organized under the laws of Switzerland (“Seller”), and Vanda Pharmaceuticals Inc., a Delaware corporation (“Purchaser”).
W I T N E S S E T H:
WHEREAS, Seller, directly and indirectly through certain of its Affiliates (as defined below), is in the business of researching, developing, manufacturing or having made, marketing, distributing and selling, as the case may be, products (including pharmaceutical drugs) for use in health care;
WHEREAS, Seller desires to sell (or to cause to be sold), and Purchaser desires to purchase, certain rights and assets related to the products set forth on Schedule 1.01(a) (the “Products”), and Purchaser is willing to assume certain liabilities related to the Products, to allow Purchaser to market and sell the Products, in each case upon the terms set forth herein and in the Transitional Business License Agreement; and
WHEREAS, in connection with the foregoing purchase and sale of certain assets and rights and assumption of certain liabilities, Seller and Purchaser each desire Seller or its Affiliates to continue to distribute and sell the Products on a transitional basis, pursuant to the terms set forth in the Transitional Business License Agreement.
NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements contained herein, the Parties hereby agree as follows:
ARTICLE I.
DEFINITIONS AND TERMS
Section 1.01    Definitions. As used in this Agreement, the following terms shall have the meanings set forth or as referenced below:
“2-4mg Tablets” means [***].
“5-20mg Tablets” means [***].
“Accounts Payable” means all invoices, bills, accounts payable or other trade payables due and owed to any third party arising on or prior to the Closing Date out of or in connection with developing, commercializing, manufacturing (or having manufactured), packaging, importing, marketing, distributing and/or selling the Products by Seller and the Divesting Entities and any of their respective Affiliates on or prior to the Closing Date.
“Accounts Receivable” means all accounts receivable, notes receivable and other indebtedness due and owed by any third party to Seller or any of its Affiliates arising or held in connection with the sale of the Products on or prior to the Closing Date.
“Action” means any litigation, arbitration, investigation, proceeding, claim, suit or similar action by or before a Governmental Authority.
“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with, such Person at any time during the period for which the determination of affiliation is being made. For purposes of this definition, “control” of a Person means the power, direct or indirect, to direct or cause the direction of the management and policies of such Person whether by contract or otherwise and, in any event and, without limitation of the previous sentence, any Person owning more than fifty percent (50%) or more of the voting securities of another Person shall be deemed to control such Person.
“Agreement” means this Asset Purchase Agreement, including all Schedules and Exhibits attached hereto, as the same may be amended, modified or supplemented from time to time in accordance with the terms hereof.
“Ancillary Agreements” means, collectively, the Transitional Business License Agreement, the Bill of Sale and Assignment and Assumption Agreement, the Trademark Assignments, the Patent Assignments, the Pharmacovigilance Agreement, the Supply Agreement (as applicable), the Quality Agreement (as applicable), the Seller Supply Agreement (as applicable), the Seller Quality Agreement (as applicable), the Letter Agreement, and each other agreement, certificate or instrument being executed and delivered (either at the Closing or at a later date pursuant to the terms herein) pursuant to the terms of this Agreement.
“Assignment and Assumption Agreement” means the assignment and assumption agreement in substantially the form attached hereto as Exhibit G.
“Anticorruption Laws” has the meaning set forth in Section 4.13.
“Assumed Liabilities” has the meaning set forth in Section 2.04.
“Bankruptcy and Equity Exceptions” has the meaning set forth in Section 4.02(b).
“Bill of Sale and Assignment and Assumption Agreement” means that certain bill of sale and assignment and assumption agreement delivered by the Parties at the Closing.
“Business” means [***].
“Business Books and Records” has the meaning set forth in Section 2.01(c).
“Business Day” means any day other than a Saturday, a Sunday or a day on which banks in New York City, New York are authorized or obligated by law or executive order to close or any other day that Seller or any of the Divesting Entities are closed consistent with the Johnson & Johnson Universal Calendar (for illustrative purposes, a copy of the Johnson & Johnson Universal Calendar for the year 2023 is attached hereto as Exhibit C).
“Carve-Out Financial Statements” has the meaning set forth in Section 6.16.
“cGMP” has the meaning set forth in Section 4.08(a).
“Claim” has the meaning set forth in Section 7.03.
“Closing” means the consummation of the Transactions pursuant to the terms of this Agreement.
“Closing Date” has the meaning set forth in Section 3.01(a).
“CMO Contracts” means (i) [***] and (ii) [***].
“Confidentiality Agreement” means that certain letter agreement dated [***], between Vanda Pharmaceuticals Inc. and Janssen Global Services, LLC.

“Contract” means any legally binding contract, agreement or commitment.
“Control” means ownership or possession (including through control of an Affiliate or through an agreement with an Affiliate or third party) of the right or ability to grant a license or sublicense of specified intellectual property rights (such as know-how) without violating the terms of any agreement or other arrangement with any third party.
“Copyrights” means all copyrights and mask works (in the United States, as defined in 17 U.S.C. §901), whether registered or unregistered, and pending applications to register the same in the United States and Canada and copyrightable works of authorship in any media now known or hereafter created and whether or not completed, published, or used, including: (i) all rights of authorship, use, publication, reproduction, display, distribution, performance, preparation of derivative works and transformation of such copyrightable works, including all moral rights, mask works, drafts, writings, plans, sketches, layouts, designs, artwork, printed or graphic matter, video, films, photographs, illustrations, slides, audio and video recordings and other audiovisual works, software development documentation and programming tools, literary and artistic works; (ii) all copies, compilations and derivative works of such copyrightable works, including translations, adaptations, or combinations of any of the foregoing; (iii) all rights of ownership of copyrightable works, whether or not registered; and (iv) all rights to register and obtain renewals and extensions of copyright registrations.
“Data Room” means the electronic data room [***].
“De Minimis Amount” has the meaning set forth in Section 7.06.
“Divesting Entities” means , collectively, Seller and all Affiliates of Seller that have any right, title or interest in, to or under the Purchased Assets.
“DSCSA” has the meaning set forth in Section 4.08(a).
“Excluded Assets” has the meaning set forth in Section 2.03.
“FDA” means the U.S. Food and Drug Administration.
“FDA Laws and Regulations” means the FDCA and all other applicable laws and regulations of the relevant Governmental Authority in the countries in which Seller distributes or markets the Products.
“FDCA” means the Federal Food, Drug, and Cosmetic Act, as amended (21 U.S.C. § 301 et seq.), and the regulations promulgated thereunder.
“Fiscal Year” means a year based on the Johnson & Johnson Universal Calendar [***].
“Forward-Looking Statements” has the meaning set forth in Section 6.01(d).
“Fraud” means actual and intentional fraud.
“Fundamental Representations” means [***].
“GAAP” means accounting principles and practices generally accepted in the United States, as in effect during the relevant time period, consistently applied.
“GCP” has the meaning set forth in Section 4.08(a).

“GLP” has the meaning set forth in Section 4.08(a).
“Governmental Authority” means any domestic or foreign supranational, national, multinational, federal, provincial, state, county or local judicial (including any arbitration panel), legislative, executive, administrative, regulatory or enforcement authority, agency, commission, body, board, bureau or instrumentality with competent jurisdiction, including regulatory agencies, or quasi-governmental, self-regulatory organization, commission, body, authority or agency (or any department, agency, or political subdivision thereof).
“Governmental Authorizations” means all marketing authorizations, licenses, clearances, permits and other authorizations, consents, registrations, grants, exemptions, orders and approvals required to market or sell the Products under the applicable Laws of any Governmental Authority.
“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination, award or similar order entered by or with any Governmental Authority.
“Healthcare Laws” means all applicable Laws with respect to healthcare matters.
“Implementation Plan” means the implementation plan which sets out an estimated timeline for the transfer of Governmental Authorizations for each jurisdiction in the Relevant Jurisdictions attached to the Transitional Business License Agreement as Exhibit B.
“IND(s)” means all investigational new drug applications in effect, filed with the FDA pursuant to 21 C.F.R. Part 312, or any comparable filing made with any Governmental Authority, and all supplements and amendments that may be filed with respect to the foregoing.
“Indemnified Party” has the meaning set forth in Section 7.03.
“Indemnifying Party” has the meaning set forth in Section 7.03.
“Intellectual Property” means Patent Rights, Trademarks, Copyrights, and any other intellectual property rights.
“Inventories” means all finished Products held for sale or use in the Relevant Jurisdictions by Seller or any of its Affiliates.
“Judgment” means any judgment, order, writ, injunction, legally binding agreement, stipulation or decree from a Governmental Authority.
“Knowledge” or “Knowledge of Seller” means the actual knowledge of any of the individuals listed on Schedule 1.01(b), in each case, after reasonable inquiry of such Person’s direct reports.
“Laws” means any federal, state, provincial, foreign or local law, common law, statute, ordinance, rule, regulation, code, Judgment, Governmental Order promulgated or enforced by any Governmental Authority.
“Letter Agreement” means the letter agreement delivered by the Parties at the Closing.
“Liabilities” means [***].

“Lien” means, with respect to any property or asset, any lien, security interest, mortgage, pledge, assessment, restriction, adverse claim, levy, charge, encumbrance or other claim of any kind, character or description, whether of record or not, or any contract to give any of the foregoing, in respect of such property or asset.
“Limited License Period” has the meaning set forth in Section 6.05(a).
“Losses” means losses, liabilities, damages, deficiencies, costs, expenses, penalties, assessments, fines, fees, suits, actions, causes of action, judgments, Taxes and awards directly incurred or suffered (and, if applicable, reasonable attorneys’ fees associated therewith).
“Material Adverse Effect” means, with respect to Seller and any Divesting Entity, any effect, change or event that has had or would reasonably be expected to have a materially adverse effect on the value of the Purchased Assets, taken as a whole provided that none of the following changes, effects, events, circumstances, occurrences or states of facts shall be deemed, either alone or in combination, to constitute a Material Adverse Effect, or be taken into account in determining whether there has been or would reasonably be expected to be a Material Adverse Effect: (i) Seller’s or its Affiliate’s compliance with the terms of this Agreement; (ii) changes or effects in the general business, economic, social, legal, tax, regulatory or political conditions or the securities, syndicated loan, credit or financial markets; (iii) changes or proposed changes in applicable Law or GAAP (or any applicable accounting standards in any jurisdiction outside the United States) or in the interpretation or the enforcement thereof; (iv) changes or proposed changes to Law that generally affect the industries in which the Business operates, or any change in governmental or private third party payor reimbursement rules or policies; (v) changes or effects that arise out of or are attributable to the commencement, occurrence, continuation or intensification of any war, sabotage, armed hostilities or acts of terrorism including any cyber- terrorism or cyber-attack, or any changes in political conditions; (vi) earthquakes, hurricanes, pandemics (including COVID-19), epidemics, natural disasters, or any other force majeure event, whether or not caused by any Person, or any national or international calamity or crisis; (vii) declining sales of the Product due to competition or failure to meet projections, estimates, plans or forecasts; (viii) changes or effects that arise out of or are attributable to the negotiation, execution, announcement or pendency of the Transactions or the performance of and compliance with the terms of this Agreement, including any Action, any reduction in revenues or income, any loss of employees or customers, any cancellation of or delay in customer orders, any disruption in supplier, distributor or similar relationships; (ix) changes in the number or type of competing products in the market(s) in which the Products are sold; (x) any decline in the Business that results therefrom; (xi) any labor strikes, labor stoppages or loss of employees; (xii) currency or interest rate fluctuations; (xiii) changes or effects that arise out of or are attributable to actions or omissions of Purchaser or any of its Affiliates or actions or omissions of Seller or any of its Affiliates and consented to, in advance, in writing by Purchaser or any of its Affiliates; and (xiv) any action or inaction (a) Seller is required to take or refrain from taking under this Agreement or (b) Seller takes at the request or with the consent of Purchaser, except in the case of clauses (ii) – (vi), (xi) and (xii), to the extent that the Purchased Assets or the Business, taken as a whole, are materially disproportionally affected thereby as compared to other companies or businesses participating in the industries in which the Business operates.
“NDA(s)” means all new drug applications and supplemental new drug applications, as defined in the FDCA, and other comparable registrations and approvals required by any Governmental Authority associated with the commercialization and marketing of pharmaceutical products.
“Net Sales” has the meaning [***].
“Non-assigned Asset” has the meaning set forth in Section 2.02(a).

“Party” means Seller or Purchaser individually, as the context so requires, and the term “Parties” means, collectively, Seller and Purchaser.
“Patent Assignments” means [***].
“Patent Rights” means [***].
“Permitted Liens” means (a)  all Liens approved in writing by Purchaser as Permitted Liens, including Liens securing indebtedness for borrowed money; (b) statutory Liens arising out of operation of Law with respect to a Liability incurred in the ordinary course of business and which is not delinquent; (c)Liens, other than Liens securing indebtedness for borrowed money, that, individually and in the aggregate, do not and would not reasonably be expected to materially detract from the value or impair the use of the property subject thereto or make such property unmarketable; (d) Liens for Taxes not yet due, payable, delinquent or subject to penalties for nonpayment, or which are being contested in good faith; (e) mechanics’, materialmens’, carriers’, workmens’, warehousemens’, repairmens’, landlords’ or other like Liens and security obligations that are incurred in the ordinary course of business which are not delinquent; and (f) all laws, and all restrictions, covenants, conditions, limitations, agreements, reservations and easements now or hereafter recorded in the public records, which may include, without limitation, zoning restrictions, property use limitations and obligations, easements (rights-of-way) and agreements relating to telephone lines, water and sewer lines and other utilities that do not have a Material Adverse Effect on, and otherwise do not materially and adversely impact the current use of the property subject thereto.
“Person” means an individual, a Governmental Authority, a limited liability company, a joint venture, a corporation, a partnership, an association, a trust, a division or an operating group of any of the foregoing or any other entity or organization.
“Pharmacovigilance Agreement” has the meaning set forth in Section 6.18(a).
“Post-Closing Tax Period” means any taxable period (or portion thereof) that begins after the Closing Date.
“Pre-Closing Tax Period” means any taxable period (or portion thereof) that ends on or before the Closing Date.
“Products” has the meaning set forth in the Recitals to this Agreement.
“Purchase Price” means an amount equal to $100,000,000.
“Purchased Assets” has the meaning set forth in Section 2.01.
“Purchaser” has the meaning set forth in the Preamble of this Agreement.
“Purchaser FDA Letter” has the meaning set forth in Section 6.04(a).
“Purchaser Indemnitees” has the meaning set forth in Section 7.01(a).
“Purchaser IP Rights” means all Intellectual Property under Purchaser’s Control as of and at any time following the Closing Date.
“Purchaser Material Adverse Effect” means any change, effect, event, circumstance, occurrence or state of facts that has or would reasonably be expected to have a material and adverse effect on the ability of Purchaser to consummate the Transactions.

“Quality Agreement” has the meaning set forth in Section 6.20.
“Regulatory Information” means [***].
“Relevant Jurisdictions” means the jurisdictions set forth on Schedule A.
“Representatives” means, with respect to either Party, such Party’s Affiliates and their respective parents, directors, officers, employees, attorneys, accountants, representatives, financial advisors, lenders, consultants, advisors and other agents.
“Retained Liabilities” has the meaning set forth in Section 2.05.
“ROW Products” means [***].
“ROW Purchaser” means [***].
“ROW Transaction” means [***].
“S1P1 Patents” means [***].
“SEC” has the meaning set forth in Section 6.02.
“Seller” has the meaning set forth in the Preamble of this Agreement.
“Seller FDA Letter” has the meaning set forth in Section 6.04(a).
“Seller Indemnitees” has the meaning set forth in Section 7.02(a).
“Seller Mark Products” means the Products bearing any Seller Marks.
“Seller Marks” means the (i) Seller Names and (ii) Seller Symbols.
“Seller Names” means the names and logos of Seller, the Divesting Entities and all of its and their Affiliates, in each case as set forth in Schedule 1.01(c)(i).
“Seller Quality Agreement” has the meaning set forth in Section 6.20.
“Seller Supply Agreement” has the meaning set forth in Section 6.20.
“Seller Symbols” means [***].
“Straddle Period” means any taxable period that begins on or prior to the Closing Date and ends after the Closing Date.
“Supply Agreement” means the supply agreement by and between Seller and ROW Purchaser, in substantially the form attached hereto as Exhibit D.
“Tax Return” means any return, report, declaration, election, notice, form, claim for refund, information return, statement or other document filed or required to be filed with any Taxing Authority in connection with the determination, assessment or collection of any Tax or the administration of any Laws relating to any Tax, including any schedule or attachment thereto, and including any amendment thereof.

“Taxes” means all taxes, charges, duties, fees, levies or other assessments, including income, gross revenue, excise, property, sales or use, value added, GST/HST, profits, license, withholding (with respect to compensation or otherwise), payroll, employment, net worth, capital gains, transfer, stamp, social security, occupation and franchise taxes, severance, stamp, occupation, alternative or add-on minimum, in each case imposed by any Taxing Authority and in the nature of a tax, of any kind whatsoever, and including any interest, penalties and additions attributable thereto, whether disputed or not.
“Taxing Authority” means any Governmental Authority, exercising any authority to impose, regulate or administer the imposition of Taxes.
“Third Party Claim” has the meaning set forth in Section 7.03.
“Third Party Claim Notice” has the meaning set forth in Section 7.03.
“Trademark Assignments” means the trademark assignments delivered by the Parties at the Closing (with assignments in recordable form to be delivered as promptly as practicable after the Closing).
“Trademarks” means any registered or unregistered United States, Canadian, or state trademark, service mark, trade name, designs, slogans, logos, trade dress, 800-numbers, URLs, or other designation of origin or source identifiers, together with the goodwill pertaining to the foregoing, and all registrations, applications, and renewals therefor.
“Transaction Documents” means this Agreement and the Ancillary Agreements.
“Transactions” means, collectively, the transactions contemplated by this Agreement and the Ancillary Agreements, including the purchase and sale of the Purchased Assets and the assumption of the Assumed Liabilities.
“Transfer Taxes” means any federal, state, county, local, foreign and other sales, use, transfer, value added, conveyance, documentary transfer, stamp duty, sales, use, registration, value-added, goods and services, recording or other similar Tax, fee or charge imposed in connection with the Transactions or the recording of any sale, transfer or assignment of property (including any expenses attributable thereto, penalties and interest) effected pursuant to this Agreement.
“Transferred Contracts” has the meaning set forth in Section 2.01(g).
“Transferred Copyrights” means all Copyrights exclusively related to the Products.
“Transferred Governmental Authorizations” has the meaning set forth in Section 2.01(b).
“Transferred IP Rights” means the Transferred Patent Rights, Transferred Copyrights, and Transferred Trademarks.
“Transferred Patent Rights” means the Patent Rights set forth on Schedule 1.01(e).
“Transferred Trademarks” means the Trademarks set forth on Schedule 1.01(d), together with all goodwill associated with the foregoing.

“Transitional Business License Agreement” means the transitional business license agreement for the Relevant Jurisdictions delivered by the Parties at the Closing.
Section 1.02    Other Definitional Provisions.
(a)    The words “hereof”, “herein”, “hereto” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement.
(b)    The terms defined in the singular have a comparable meaning when used in the plural, and vice versa.
(c)    The terms “U.S. Dollars” and “$” mean lawful currency of the United States and the terms “Euros” and “€” mean lawful currency of the European Union.
(d)    The terms “include,” “includes” and “including” means “including, without limitation.”
(e)    When a reference is made in this Agreement to an Article, a Section, an Exhibit or a Schedule, such reference shall be to an Article or a Section of, or an Exhibit or a Schedule to, this Agreement unless otherwise indicated.
(f)    Time periods based on a number of days within or following which any payment is to be made or act is to be done shall be calculated by excluding the day on which the period commences and including the day on which the period ends and, if applicable, by extending the period to the next Business Day following if the last day of the period is not a Business Day.
(g)    The term “United States” shall refer to the United States of America and its territories, including Puerto Rico, and the term “Canada” shall refer to Canada, including all of its provinces and territories.
(h)    Whenever the phrase “made available”, “delivered” “provided to” or similar phrases are used in this Agreement, it shall mean the subject documents were either delivered to Purchaser or its Representatives or made available for view by Purchaser or its Representatives in the “Project Kicker” electronic data room hosted by Intralinks no later than 5:00 P.M. Boston, MA time at least [***] prior to the date hereof and that such documents remains available for viewing as of the Closing.
ARTICLE II.
PURCHASE AND SALE
Section 2.01    Purchase and Sale of Assets. Upon the terms set forth herein, at the Closing, Seller shall, and shall cause the Divesting Entities to, sell, convey, assign and transfer to Purchaser, and Purchaser shall purchase, acquire and accept from Seller and the Divesting Entities, free and clear of all Liens (other than Permitted Liens), all of Seller’s and the Divesting Entities’ rights, titles and interests in, to or under the assets, properties and rights set forth below (collectively, the “Purchased Assets”):
(a)    the Transferred IP Rights;
(b)    the Governmental Authorizations set forth on Schedule 2.01(b) to the extent transferrable (collectively, the “Transferred Governmental Authorizations”);

(c)    subject to Section 6.03 and Section 6.04 (and other than the items set forth in Section 2.03(h)), [***] (the foregoing records and documents, collectively the “Business Books and Records”); provided, however, that Seller may retain copies of the Business Books and Records; provided, further, that with respect to the preceding clauses (i) through (v) such records shall be produced solely for such records created or acquired during [***].
(d)    the Regulatory Information;
(e)    all claims, counterclaims, defenses, causes of action, rights under express or implied warranties, rights of recovery, rights of set-off, rights of subrogation and all other rights of any kind against any third party, to the extent solely relating to the Business, the Products, any Assumed Liabilities or Purchased Assets;
(f)    all commercial marketing materials, including [***] relating to the Business or Purchased Assets in the Relevant Jurisdictions and in the possession or Control of Seller or any of its Affiliates;
(g)    the Contracts and other instruments set forth on Schedule 2.01(g) (the “Transferred Contracts”); and
(h)    all goodwill relating to the Purchased Assets.
Section 2.02    Matters Related to Purchased Assets and Commingled Assets.
(a)    Notwithstanding anything in this Agreement to the contrary, this Agreement shall not constitute an agreement to assign or transfer any Purchased Asset to the extent that such Purchased Asset is not assignable or transferable without the consent of any Person, other than Seller, Purchaser or any of their respective Affiliates, to the extent that such consent shall not have been given prior to the Closing (each, a “Non-assigned Asset”); provided, however, that, subject to Section 6.07, Seller shall use, [***] after the Closing, commercially reasonable efforts to obtain, and Purchaser shall use its commercially reasonable efforts to assist and cooperate with Seller in connection therewith, all necessary consents to the assignment and transfer of each Non-assigned Asset; provided, further, that, subject to Section 6.07, none of Seller, Purchaser or any of their respective Affiliates shall be required to pay money to any third party, commence any litigation or offer or grant any accommodation (financial or otherwise) to any third party in connection with such efforts. With respect to any Non-assigned Asset, for a period beginning on the Closing Date and ending on the earlier of (i) the time such requisite consent is obtained and such Non-assigned Asset is transferred and assigned to Purchaser and (ii) [***], Seller shall, and shall cause the Divesting Entities to, use commercially reasonable efforts to provide to Purchaser substantially the benefits thereof and shall enforce, at the request of and for the benefit of Purchaser, and at the expense of Purchaser, any rights of Seller or the Divesting Entities arising thereunder against any Person, including the right to seek any available remedies or to elect to terminate in accordance with the terms thereof upon the advice of Purchaser. As a condition to Seller providing Purchaser with benefits of any Non-assigned Asset, Purchaser shall perform, at the direction of Seller or the applicable Divesting Entity, the obligations of Seller or the Divesting Entity thereunder. Upon receipt following the Closing of the consents required to transfer any Non-assigned Asset to Purchaser, Seller shall, or shall cause the applicable Divesting Entity to, transfer and convey such Non- assigned Asset to Purchaser without payment of any additional consideration by Purchaser.

(b)    Seller provides no assurances to Purchaser that any consent, authorization, approval or waiver of a third party contemplated by this Section 2.02 will be granted. Subject to compliance by Seller with the provisions of this Section 2.02 and the accuracy of the representations and warranties of Seller contained in ARTICLE IV, the Parties acknowledge and agree that neither Seller nor its Affiliates shall be obligated to obtain any such authorization, approval, consent or waiver hereunder and neither (i) the failure to so actually obtain any such authorization, approval, consent or waiver in connection with the consummation of the Transactions in and of itself nor (ii) any default or termination or any lawsuit, action, claim, proceeding or investigation commenced or threatened by or on behalf of any Person to the extent arising out of any such failure to so actually obtain any such authorization, approval, consent or waiver in connection with the consummation of the Transactions in and of itself shall be deemed (A) a breach of any representation, warranty or covenant of Seller contained in this Agreement or (B) to cause any condition to Purchaser’s obligations to close the Transactions to be deemed not satisfied, except to the extent such authorization, approval, consent or waiver is a condition to Purchaser’s obligations to close. Subject to Seller’s compliance with the terms of this Section 2.02, if such consent is not obtained, Seller will be deemed to have fulfilled its obligations under this Section 2.02 and under no circumstances shall the Purchase Price be reduced or Seller or its Affiliates be subject to any liability on account of the failure to obtain such authorization, approval, consent or waiver in accordance with the terms of this Section 2.02.
Section 2.03    Excluded Assets. Purchaser shall not acquire any right, title or interest in, to or under any of the following assets (collectively, the “Excluded Assets”):
(a)    [***];
(b)    any component of working capital;
(c)    any cash, checks, money orders, marketable securities, short-term instruments and other cash equivalents, funds in time and demand deposits or similar accounts, and any evidence of indebtedness issued or guaranteed by any Governmental Authority;
(d)    any Accounts Receivable;
(e)    any Contracts of Seller or the Divesting Entities, or rights therein or thereunder except for the Transferred Contracts set forth on Schedule 2.01(g);
(f)    any licenses, permits, registrations, certificates or other authorizations, consents, clearances or approvals of Seller and its Affiliates, other than the Transferred Governmental Authorizations set forth on Schedule 2.01(b);
(g)    any losses, loss carryforwards, credits, credit carryforwards and other Tax attributes of Seller and its Affiliates, all deposits or advance payments with respect to Taxes, and any claims, rights, and interest of Seller or its Affiliates in and to any refund, credit or reduction of Taxes;
(h)    (i) the corporate books and records of Seller and its Affiliates that are not Business Books and Records, (ii) all personnel records, (iii) any attorney-client work product, attorney client communications and other items protected by attorney client or similar privilege to the extent directly relating to or in connection with this Agreement or any of the Transactions, (iv) Tax Returns, Tax information, and Tax records related to Seller or its Affiliates, and (iv) any documents that were received from third parties in connection with their proposed acquisition of the Purchased Assets or the Products or that were prepared by Seller or any of its Affiliates in connection therewith;
(i)    any current and prior insurance policies of Seller and its Affiliates and all rights of any nature with respect thereto, including all insurance recoveries thereunder and rights to assert claims with respect to any such insurance recoveries;
(j)    any Intellectual Property of Seller or its Affiliates, other than the Transferred IP Rights;
(k)    any real estate owned or leased by Seller or any of its Affiliates;
(l)    any rights, claims and credits of Seller or any of its Affiliates to the extent relating to any Excluded Asset or any Retained Liability, including any guarantees, warranties, indemnities and similar rights in favor of Seller or any of its Affiliates relating to any Excluded Asset or any Retained Liability;
(m)    [***];
(n)    all purchase orders for Products that are outstanding as of the Closing;
(o)    all employees of Seller, any Divesting Entity or any of their Affiliates;
(p)    any rights that could be construed to interfere with, hinder or compromise Seller’s ability to institute or maintain any claim, action, suit or proceeding against a third party for infringement of patents owned or licensed by Seller or its Affiliates, including patents being licensed or sub-licensed to Purchaser by Seller; and
(q)    any other assets, properties or rights (including Intellectual Property) of Seller or any of its Affiliates other than the Purchased Assets.
Section 2.04    Assumption of Certain Obligations. Purchaser hereby assumes and agrees to timely satisfy and discharge the Liabilities of Seller and its Affiliates set forth on Schedule B, in each case other than the Retained Liabilities (all of such Liabilities being collectively referred to hereinafter as the “Assumed Liabilities”).
Section 2.05    Retained Liabilities. Seller and its Affiliates hereby retain and agree to be responsible for the Liabilities set forth on Schedule C (the “Retained Liabilities”), except to the extent any such Liabilities constitute Assumed Liabilities.
Section 2.06    Purchase Price. In consideration of the sale and transfer of the Purchased Assets, Purchaser agrees to pay to Seller at the Closing, on behalf of Seller and each Divesting Entity, the Purchase Price, exclusive of any Transfer Taxes, and to assume, satisfy and discharge when due all Assumed Liabilities. The Purchase Price shall be paid in immediately available funds by wire transfer on the Closing Date, in accordance with written instructions given by Seller to Purchaser [***], in cash in U.S. Dollars. The Purchase Price shall be allocated as described in Section 2.07.
Section 2.07    Allocation of Purchase Price. Purchaser and Seller agree that 100% of the Purchase Price (including any Assumed Liabilities and any other relevant items) to the extent treated as consideration for Tax purposes [***]. [***].
Section 2.08    Transfer Taxes. All Transfer Taxes payable in connection with the transfer of the Purchased Assets to Purchaser under this Agreement shall be borne and paid [***]

by Purchaser and [***] by Seller when due in compliance with applicable Transfer Tax Laws. The Party responsible under applicable Law will timely file all necessary Tax Returns and other documentation with respect to all such Transfer Taxes. Each Party agrees to cooperate with the other Party’s reasonable requests in the filing of any Tax Returns with respect to Transfer Taxes, including promptly supplying any information in its possession that is reasonably necessary to complete such returns. The Parties shall cooperate and use commercially reasonable efforts to take, reduce, or eliminate any such Transfer Taxes to the extent permitted by applicable Law.
Section 2.09    Tax Withholding. Purchaser shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to Seller such amounts as Purchaser is required to deduct and withhold under applicable Tax law with respect to the making of such payment. Purchaser and Seller shall use commercially reasonable efforts to cooperate to reduce the amount of withholding Taxes imposed on amounts payable hereunder, including by executing and filing any forms or certificates reasonably required to claim an available reduced rate of, or exemption from, withholding Taxes. To the extent that amounts are so withheld and paid over to the applicable Taxing Authority, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to Seller. On the date of execution of this Agreement, Seller will deliver to Purchaser an accurate and complete IRS Form W-8 certifying that Seller is entitled to the applicable benefits under the Convention Between the United States of America and the Swiss Confederation for the Avoidance of Double Taxation with Respect to Taxes on Income.
Section 2.10    Risk of Loss; Casualty and Condemnation. Subject to the terms and conditions of this Agreement and not in limitation of any representation, warranty, covenant or condition set forth herein, prior to the Closing, any loss or damage to the Purchased Assets from fire, casualty or otherwise shall be the sole responsibility of Seller and, after the Closing, any such loss or damage shall be the sole responsibility of Purchaser.
Section 2.11    Certain Costs. All costs and fees associated with (a) removing and moving any Purchased Asset to a location designated in writing by Purchaser and (b) transferring to Purchaser or one of its Affiliates the Transferred IP Rights and the Transferred Governmental Authorizations for the Products conveyed to Purchaser hereunder shall be borne and paid solely by Purchaser when due; provided, however, that if any such amount shall be incurred by Seller, Purchaser shall, subject to receipt of satisfactory evidence of Seller’s payment thereof, promptly reimburse Seller for the amount of such costs and expense. For the avoidance of doubt, any amounts constituting Transfer Taxes shall be governed by Section 2.08 and not this Section 2.11.
ARTICLE III.
CLOSING
Section 3.01    Closing.
(a)    The Closing shall take place by email exchange of electronic (.pdf format or DocuSign) counterpart signature pages on the date hereof (the “Closing Date”) at the offices of Ropes & Gray LLP, Prudential Tower, 800 Boylston Street, Boston, MA (including any Persons connected by remote access to the Closing). Unless otherwise provided for in this Agreement, all proceedings to be taken and all documents to be executed and delivered at the Closing will be deemed to have been taken and executed simultaneously and no proceedings will be deemed to have been taken nor documents executed or delivered until all have been taken, executed and delivered.
(b)    Seller hereby delivers, or causes to be delivered, to Purchaser the instruments and documents set forth on Exhibit A.

(c)    Purchaser hereby delivers, or causes to be delivered, to Seller (i) the Purchase Price, by wire transfer in accordance with Section 2.06, and (ii) the instruments and documents set forth on Exhibit B.
ARTICLE IV.
REPRESENTATIONS AND WARRANTIES OF SELLER
Seller hereby represents and warrants to Purchaser as follows:
Section 4.01    Organization. Seller is a limited liability company duly organized, validly existing and in good standing under the Laws of Switzerland. Each Divesting Entity is duly organized, validly existing and, where applicable, in good standing under the Laws of the jurisdiction of its organization. Seller and each Divesting Entity is authorized to do business and is in good standing under the Laws of all jurisdictions in which it is required to be so authorized except as would not, individually or in the aggregate, be material to the Business.
Section 4.02    Authority; Binding Effect.
(a)    Seller and each Divesting Entity has all requisite corporate, limited liability company or other similar organizational power and authority to own and operate its properties and assets and to carry on the Business as it is now being conducted and as it is related to the Purchased Assets. Seller and each Divesting Entity has all requisite corporate, limited liability company or other similar organizational power and authority to execute and deliver each Transaction Document to which it is a party, and to carry out, or to cause to be carried out, the Transactions. The execution and delivery by Seller and each Divesting Entity of each Transaction Document to which it is a party, and the performance by Seller and each Divesting Entity of its obligations hereunder and thereunder, have been duly authorized by all requisite corporate, limited liability company or other similar organizational power and action on the part of Seller and such Divesting Entity.
(b)    This Agreement has been duly and validly authorized, executed and delivered by Seller and, assuming the valid execution and delivery by Purchaser, constitutes a legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or similar Laws affecting creditors’ rights generally or by general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or law) (collectively, the “Bankruptcy and Equity Exceptions”).
(c)    Each of the Ancillary Agreements has been (or will be) duly authorized by all necessary action on the part of Seller and each Divesting Entity party thereto and has been (or will be when executed) duly and validly executed and delivered by Seller and each Divesting Entity party thereto and, assuming the valid execution and delivery by Purchaser, constitutes (or will constitute when executed) a legal, valid and binding obligation of Seller and each Divesting Entity party thereto, enforceable against Seller and each Divesting Entity party thereto in accordance with its terms, except as such enforceability may be limited by the Bankruptcy and Equity Exceptions.
Section 4.03    Non-Contravention. The execution, delivery and performance of this Agreement and the other Transaction Documents by Seller and each Divesting Entity party thereto, as applicable, and the consummation of the Transactions, do not and will not: (a) conflict with, violate or result in any breach of any provision of the certificate of incorporation or bylaws of Seller and the comparable organizational documents of any Divesting Entity; (b) subject to obtaining the consents referred to in Schedule 4.03 and before giving effect to Section 2.02, materially conflict with, or result in a material breach of, constitute a material violation or default under or result in the termination, cancellation or acceleration (whether after the giving of notice or the lapse of time or both) or give rise to any right of termination, cancellation or acceleration of any material obligation under, or a loss of any material benefit to which any of Seller or any Divesting Entity is entitled under (whether after the giving of notice or the lapse of time or both) of any material right or obligation of Seller or any Divesting Entity, or require the consent of any Person under, any Contract; (c) assuming compliance with the matters set forth in Section 4.04 and Section 5.04, violate or result in a breach of, in any material respect, or constitute a material default under any Law or Judgment applicable to, binding upon, or enforceable against Seller or any of its Affiliates; or (d) result in the creation of any Lien (other than Permitted Liens) upon any of the Purchased Assets.
Section 4.04    Governmental Authorization. Except as set forth on Schedule 4.04 and before giving effect to Section 2.02, the execution, delivery and performance of this Agreement and the other Transaction Documents by Seller and each Divesting Entity, and the consummation of the Transactions, do not require any consent, waiver, authorization, license or approval of, or any notice to or filing, qualification, recording or other action or filing with, any Governmental Authority or any other Person, except for consents, approvals, notices and filings the failure of which to obtain would not, individually or in the aggregate, reasonably be expected to be material to the Business or the value of the Purchased Assets.
Section 4.05    No Litigation. Except as set forth on Schedule 4.05, no Action by or before any Governmental Authority, in each case arising out of or relating to or involving the Purchased Assets, the Products or the Business, is, [***], threatened in writing against Seller or any of its Affiliates, other than Actions which, if adversely determined, would not reasonably be expected to result in the imposition of damages in an amount in excess of [***] individually or [***] in the aggregate, or result in the imposition of any equitable relief. As of the date of this Agreement, none of Seller or the Divesting Entities in respect of the Business, the Products or the Purchased Assets is or has during [***] been subject to any outstanding Judgment. This Section 4.05 does not relate to Intellectual Property, which is the subject of Section 4.09. During [***], neither Seller nor any Divesting Entity has entered into any settlement related to or involving the Purchased Assets, the Products or the Business that resulted in a loss or payment in excess of $[***] (excluding payments by insurance) or involved any material restrictions, limitations, obligations or prohibitions relating to the Purchased Assets, the Products or the Business.
Section 4.06    Compliance with Laws. Except as to matters set forth in Schedule 4.06 Seller and each Divesting Entity:
(a)    [***], is, and in the past [***] has been, in material compliance with all Laws and material Governmental Authorizations applicable to the ownership, conduct, use or operation of the Purchased Assets and the conduct of the Business;
(b)    has not received any written notice (or, [***], verbal notice) alleging, or, [***], been subject to any investigation or audit by a Governmental Authority concerning, any such violation or conducted any investigation in connection with which outside legal counsel was retained for the purpose of conducting or assisting with such investigation with respect to any actual, potential or alleged violation of the type described in the foregoing clause (a); and
(c)    is not a party to any corporate integrity agreements, monitoring agreements, deferred prosecution agreements, consent decrees, settlement orders or similar agreements with or imposed by any Governmental Authority related to the ownership, conduct, use or operation of the Purchased Assets or the conduct of the Business and, [***], no such action is currently contemplated, proposed or pending.
Section 4.07    Regulatory Matters.
(a)    Schedule 4.07(a) sets forth, as of the date of this Agreement, a list of material Governmental Authorizations granted to Seller or any Divesting Entity by, or pending with, any Governmental Authority necessary to (i) market or sell the Products in the Relevant Jurisdictions or (ii) operate the Business. All Transferred Governmental Authorizations are owned by Seller or any Divesting Entity and registered in the name of Seller or any Divesting Entity and, to Knowledge of Seller are in full force and effect. All FDA user fees and similar fees in Canada have been paid and are up to date for current fiscal year in each Relevant Jurisdiction.
(b)    All Products sold under the Governmental Authorizations in the Relevant Jurisdictions are and have been manufactured, marketed and sold, in all material respects, in accordance and in compliance with applicable Laws, and the specifications and standards contained in such Governmental Authorizations, and [***], have not been adulterated or misbranded.
(c)    Except as set forth on Schedule 4.07(c), since [***], there has not been, nor, [***], is there currently under consideration by Seller or any Governmental Authority, any withdrawal, recall, or suspension of research, manufacturing, distribution, or commercialization in respect of any of the Products in the Relevant Jurisdictions, except for such instances which would not have a Material Adverse Effect.
(d)    Except for ordinary course inquiries or as set forth on Schedule 4.07(d), since [***], Seller has not received, with respect to the Products marketed and sold in the Relevant Jurisdictions, any written notice or communications from any applicable Governmental Authority in the Relevant Jurisdictions alleging noncompliance with any applicable Laws and Seller is not subject to any enforcement proceedings by Governmental Authority in the Relevant Jurisdictions related to the Products and, [***], no such proceedings have been threatened.
(e)    [***], neither Seller nor any Divesting Entity has received any written notice of any alleged violation of any Healthcare Law from either a Governmental Authority or a customer, and no Governmental Authority or customer has imposed a penalty, corrective action plan, or taken any other enforcement action against Seller or any Divesting Entity during the past [***]. Neither Seller nor any Divesting Entity has received any written, nor [***], other notice of any pending or threatened audit, investigation, or inquiry in any way relating to compliance with Healthcare Laws and, [***], neither Seller nor any Divesting Entity is currently the subject of any such audit, investigation, or inquiry.
Section 4.08    FDA Matters.
(a)    Seller and each Divesting Entity is, and at all times since January 1, 2021 has been, in compliance Seller and each Divesting Entity is, and at all times since January 1, 2021 has been, in compliance with all FDA Laws and Regulations, in all material respects including but not limited to (i) the requirement for and the terms of all necessary Governmental Authorizations, including, without limitation, approvals, clearances, exemptions, licenses and other authorizations, (ii) current Good Manufacturing Practices (“cGMP”), (iii) establishment registration and product listing, (iv) labeling, promotion, and advertising, (v) Good Clinical Practices (“GCP”) and Good Laboratory Practices

(“GLP”), (vi) the Drug Supply Chain Security Act (“DSCSA”), (vii) payment of all application, product and establishment fees, and (viii) recordkeeping and reporting requirements other than those applicable to cGMP, GCP, GLP and DSCSA.
(b)    Neither Seller nor any Divesting Entity (with respect to the Purchased Assets, the Products or the Business in the Relevant Jurisdictions) has received any written notice or written communication from any Governmental Authority of any actual or threatened investigation, inquiry, or administrative or regulatory action, hearing, or enforcement proceeding against Seller or any Divesting Entity regarding any material violation of FDA Laws and Regulations. [***], neither Seller nor any Divesting Entity (with respect to the Purchased Assets, the Products or the Business in the Relevant Jurisdictions) is subject to any material obligation arising under an investigation, inquiry, or administrative, regulatory or judicial action, hearing, or enforcement proceeding by or on behalf of the FDA, warning letter, untitled letter, FDA Form 483, notice of violation letter, consent decree, request for information or other notice, response, or commitment made to or with any Governmental Authority with respect to FDA Laws and Regulations, and no such material obligation has been threatened in writing.
(c)    [***], there is no product liability, civil, or criminal action, suit, proceeding, demand, claim, complaint, hearing, investigation, demand letter, warning letter, proceeding or request for information pending against or relating to Seller or any Divesting Entity or to any of their employees (with respect to the Purchased Assets, the Products or the Business) that involves or arises from a material violation of FDA Laws or Regulations, and neither Seller nor any Divesting Entity (with respect to the Purchased Assets, the Products or the Business) has any known material liability for failure to comply with any FDA Laws and Regulations. [***], there is no act, omission, event, or circumstance that would reasonably be expected to give rise to or lead to any such action, suit, demand, claim, complaint, hearing, investigation, notice, demand letter, warning letter, proceeding or request for information or any such material liability.
Section 4.09    Intellectual Property.
(a)    Except as set forth on Schedule 4.09(a):
(i)    (A) all registrations, issuances and applications for the Transferred Trademarks have been duly filed or registered (as applicable) with the applicable Governmental Authority, have been properly maintained, and are in good standing in all material respects; (B) the Transferred Trademarks are enforceable, valid and subsisting; and (C) none of the Transferred Trademarks have lapsed or expired, have been abandoned, cancelled, revoked or adjudicated invalid or are subject to any outstanding order, judgment or decree restricting its use or that would affect Purchaser’s rights therein and there is no Action being asserted by any Person, or, [***], threats thereof, with respect to the ownership, scope, enforceability, subsistence or validity of any the Transferred Trademarks;
(ii)    (A) all patent and patent applications in the Transferred Patent Rights have been duly filed or registered (as applicable) with the applicable Governmental Authority, have been properly maintained, and are in good standing in all material respects; (B) [***], the Transferred Patent Rights are enforceable, valid and subsisting; and (C) [***], none of the Transferred Patent Rights have lapsed or expired, or have been cancelled, revoked or adjudicated invalid or are subject to any outstanding order, judgment or decree, and, there is no Action being asserted by any Person, or, [***], threats thereof, with respect to the ownership, scope, enforceability, subsistence or validity of any the Transferred Patent Rights;
(iii)    neither Seller nor any Divesting Entity has granted any rights to any Person which would conflict with the rights granted in the Transferred IP Rights to Purchaser hereunder;
(iv)    Seller or one or more of the Divesting Entities is the legal and beneficial owner of the Transferred IP Rights; and
(v)    [***], there are no Actions pending or threatened by Seller against any Person, nor has Seller sent any written notice to any Person, regarding actual or potential infringement, misappropriation or other unauthorized use of the Transferred IP Rights.
(b)    [***], the manufacture, packaging, marketing, distributing, sale, and other commercialization of the Products and the conduct of the Business do not infringe or violate or constitute a misappropriation of any Intellectual Property of any third party. Except as set forth on Schedule 4.09(a)(v) there are no, during [***] there have been no, Actions pending against Seller by any Person in any court, arbitration or proceeding by or before any Governmental Authority.
(c)    [***], there is no pending, or threatened, Action, including any interference, opposition or demand of any third party, challenging the ownership, validity, enforceability, scope, registration or use of any Transferred IP Rights, and Seller has not been served with or provided written notice that any Transferred IP Rights are the subject of any Action, order, judgment or decree, and Seller is not subject to any order, judgment or decree, barring or limiting Seller’s use of any Transferred IP Rights.
(d)    Seller has required each employee, independent contractor, consultant and any other Person employed or engaged by Seller or any Divesting Entity who contributed to the discovery or development of any Transferred Patent Rights for or on behalf of Seller or such Divesting Entity to assign in favor of Seller or such Divesting Entity as assignee that assigns to Seller or such Divesting Entity exclusive ownership of all such Transferred Patent Rights.
(e)    [***], the Transferred IP Rights constitute all Intellectual Property used or held for use by Seller exclusively in the conduct of the Business in the Relevant Jurisdictions and under which the Business operates as of the date hereof, or necessary for the conduct of the Business and under which the Business operates as of the date hereof, including as relating to the manufacturing, marketing, sale, distribution or other commercialization of the Products. Schedules 1.01(d), and 1.01(e) completely and accurately identify the Trademarks and Patent Rights controlled, used or held for use by Seller to conduct the Business.
(f)    Seller has good and valid title to all Transferred IP Rights, free and clear of all Liens, other than Permitted Liens.
(g)    Section 4.09(g) contains a list and description of all Contracts that are material to the Products or the Business in the Relevant Jurisdictions and relate to: (i) any Transferred IP Rights and (ii) any Intellectual Property in connection with the Product or the Business, including any Contracts by which Seller has licensed, sublicensed, or otherwise authorized a third party to use any such Transferred IP Rights, including license agreements, settlement agreements and covenants not to sue.

(h)    Seller is not a party to any Contract pursuant to which Seller has licensed any Transferred IP Rights from a third party in the Relevant Jurisdictions. Seller has the sole and exclusive right to bring actions for infringement, misappropriation, dilution, violation or unauthorized use of the Transferred IP Rights in the Relevant Jurisdictions.
(i)    The representations and warranties set forth in this Section 4.09 constitute the only representations and warranties given by Seller with respect to matters related to Intellectual Property.
Section 4.10    Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee, commission or similar compensation in connection with the Transactions based upon arrangements made by or on behalf of Seller or any of the Divesting Entities.
Section 4.11    Purchased Assets. Except as set forth on Schedule 4.11 Seller and the Divesting Entities (i) own, lease or have the legal right to use all of the Purchased Assets and (ii) have good and valid title to, and the right to transfer (or cause to be transferred) in accordance with the terms of this Agreement, all the Purchased Assets free and clear of all Liens, except for Permitted Liens. This Section 4.11 does not relate to Intellectual Property, which is the subject of Section 4.09.
Section 4.12    Financial Information. The Net Sales for the Products, which are unaudited and were prepared using consistent presentation from the books and records of Seller and the Divesting Entities, for the Fiscal Years ended December 30, 2021 and December 29, 2022 are [***], respectively in U.S. Dollars.
Section 4.13    Certain Business Practices. Neither Seller nor any of its Affiliates nor any of their respective directors, officers or employees, nor, [***], any distributor, agent, Representative, sales intermediary or other third party acting on behalf of Seller or any of its Affiliates, in any way relating to the Business, the Products or the Purchased Assets: (i) has taken any action in violation of any applicable anticorruption Law, including the U.S. Foreign Corrupt Practices Act of 1977 (15 U.S.C. § 78 dd-1 et seq.) (all such Laws, “Anticorruption Laws”) in any jurisdiction in which Products are manufactured or sold by or on behalf of Seller, (ii) has received any notice alleging any potential or alleged violation of any Anticorruption Laws in any jurisdiction in which Products are manufactured or sold by or on behalf of Seller, or (iii) has corruptly, offered, paid, given, promised to pay or give or authorized the payment or gift of anything of value, directly or indirectly, to any “Public Official,” as defined in this Section 4.13 in any jurisdiction in which Products are manufactured or sold by or on behalf of Seller, for purposes of (A) influencing any act or decision of any Public Official in his official capacity; (B) inducing such Public Official to do or omit to do any act in violation of his lawful duty; (C) securing any improper advantage; or (D) inducing such Public Official to use his or her influence with a government, Governmental Authority, or commercial enterprise owned or controlled by any Governmental Authority (including state-owned or controlled medical facilities), in order to assist any Person in obtaining or retaining business or directing any business to any Person. For purposes of this Section 4.13, “Public Official” means: (i) any officer, employee or representative of any Governmental Authority; (ii) any officer, employee or representative of any commercial enterprise that is owned or controlled by a Governmental Authority, including any state-owned or controlled medical facility; (iii) any officer, employee or representative of any public international organization; (iv) any person acting in an official capacity for any Governmental Authority; and (v) any political party, party official or candidate for political office. During [***], none of Seller or any of its Affiliates, nor, [***], any of their respective officers or directors, has, in connection with the conduct of the Business, engaged in any transaction with any Person that (i) appears on the Specially Designated Nationals and Blocked Persons List of the Office of Foreign Assets Control of the United States Department of the

Treasury; (ii) is otherwise a party with whom, or has its principal place of business or the majority of its business operations (measured by revenues) located in a country in which, transactions are prohibited by (A) United States Executive Order 13224, Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism; (B) the United States Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001; (C) the United States Trading with the Enemy Act of 1917, as amended; (D) the United States International Emergency Economic Powers Act of 1977, as amended; or (E) the foreign asset control regulations of the United States Department of the Treasury; or (iii) [***], has been convicted of or charged with a felony relating to money laundering or is under investigation by any Governmental Authority for money laundering.
Section 4.14    Absence of Certain Developments. Except as set forth on Schedule 4.14, since [***], (a) except as expressly contemplated by this Agreement, Seller and the Divesting Entities have conducted the Business in the ordinary course consistent with past practice, (b) there has not been any change or event that has had or could reasonably be anticipated to result in a Material Adverse Effect.
Section 4.15    Contracts. Seller has made available to Purchaser true and complete copies of all Transferred Contracts. Except as disclosed in Schedule 4.15, as of the date hereof (i) each Contract is valid and binding on Seller or the Divesting Entity that is a party thereto and, [***], the other party thereto, and is in full force and effect in accordance with its terms, subject to the Bankruptcy and Equity Exceptions, and (ii) neither Seller nor any Divesting Entity nor, [***], any other party thereto is in material breach of, or material default under, any Transferred Contract, and no event has occurred that, with the giving of notice or lapse of time or both, would constitute a material breach or material default thereunder. Neither Seller nor any Divesting Entity has received written notice of termination, cancellation or non-renewal with respect to any Transferred Contract.
Section 4.16    Exclusivity of Representations. The representations and warranties made by Seller in this Agreement are the exclusive representations and warranties made by Seller with respect to Seller and the Divesting Entities, including the Products and the Purchased Assets. Seller hereby disclaims any other express or implied representations or warranties with respect to itself or any of the Divesting Entities, including the Products and the Purchased Assets. It is understood that any materials made available to Purchaser or its Affiliates do not, directly or indirectly, and shall not be deemed to, directly or indirectly, contain representations or warranties of Seller, the Divesting Entities or their respective Affiliates, except as expressly provided in this Agreement.
ARTICLE V.
REPRESENTATIONS AND WARRANTIES OF PURCHASER
Purchaser hereby represents and warrants to Seller as follows:
Section 5.01    Organization. Purchaser is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware. Purchaser is authorized to do business and in good standing under the Laws of all jurisdictions in which it is required to be so authorized, except as would not, individually or in the aggregate, be material to the business of Purchaser.
Section 5.02    Authority; Binding Effect.

(a)    Purchaser has all requisite power and authority to own and operate its properties and assets, to carry on its business as it is now being conducted and to execute and deliver this Agreement and the Ancillary Agreements, and to carry out or cause to be carried out, the Transactions. The execution and delivery by Purchaser of this Agreement and the Ancillary Agreements, and the performance by Purchaser of its obligations hereunder and thereunder, have been duly authorized by all requisite corporate power and action on the part of Purchaser.
(b)    This Agreement has been duly and validly authorized, executed and delivered by Purchaser and, assuming the valid execution and delivery by Seller, constitutes a legal, valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms, except as enforcement may be limited by the Bankruptcy and Equity Exceptions.
(c)    Each of the Ancillary Agreements has been (or will be) duly authorized by all necessary action on the part of Purchaser and has been (or will be when executed) duly and validly executed and delivered by Purchaser and, assuming the valid execution and delivery by Seller, constitutes (or will constitute when executed) a legal, valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms, except as such enforceability may be limited by the Bankruptcy and Equity Exceptions.
Section 5.03    Non-Contravention. The execution, delivery and performance by Purchaser of this Agreement and the other Transaction Documents, and the consummation of the Transactions, do not and will not (a) conflict with, violate or result in any breach of any provision of the certificate of incorporation, bylaws or other organizational documents of Purchaser; (b) materially conflict with, or result in a material breach of, constitute a material violation or default under or result in the termination, cancellation or acceleration (whether after the giving of notice or the lapse of time or both) or give rise to any right of termination, cancellation or acceleration of any material obligation under or a loss of any material benefit to which any of Purchaser or its Affiliates is entitled under (whether after the giving of notice or the lapse of time or both) of any right or obligation of Purchaser or any of its Affiliates under, or to a loss of any material benefit to which Purchaser or any of its Affiliates is entitled under, any agreement, lease of real estate or license of Intellectual Property to which Purchaser or any of its Affiliates is a party or to which its properties or assets are subject; or (c) assuming compliance with the matters set forth in Section 4.04 and Section 5.04, violate or result in a breach of or constitute a default under any Law or Judgment applicable to, binding upon, or enforceable against Purchaser or any of its Affiliates is subject.
Section 5.04    Governmental Authorization. Except as set forth on Schedule 5.04, the execution, delivery and performance of this Agreement and the other Transaction Documents by Purchaser, and the consummation of the Transactions, do not require any consent, waiver, authorization, license or approval of, or any notice to or other filing, qualification, recording or other action or filing with, any Governmental Authority in the Relevant Jurisdictions, except for consents, approvals, notices and filings the failure of which to obtain would not, individually or in the aggregate, reasonably be expected to be material to the Business or the value of the Purchased Assets.
Section 5.05    Knowledge of Misrepresentations or Omissions. Purchaser does not have any knowledge that any of the representations or warranties of Seller made in this Agreement are not true and correct. Purchaser does not have any knowledge of any material errors in, or material omissions from, this Agreement.

Section 5.06    Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee, commission or similar compensation in connection with the Transactions based upon arrangements made by or on behalf of Purchaser or any of its Affiliates.
Section 5.07    Solvency; Financial Ability to Perform.
(a)    As of the Closing Date, after giving effect to all of the Transactions, including without limitation the payment of the Purchase Price, Purchaser shall be Solvent. For the purposes of this Section 5.07, the term “Solvent” when used with respect to any Person, means that, as of any date of determination, (a) the “fair saleable value” of the assets of such Person will, as of such date, exceed (i) the value of all “liabilities of such Person, including contingent and other liabilities,” as of such date, as such quoted terms are generally determined in accordance with applicable federal laws governing determinations of the insolvency of debtors, and (ii) the amount that will be required to pay the probable liabilities of such Person on its existing debts (including contingent liabilities) as such debts become absolute and matured, (b) such Person will not have, as of such date, unreasonably small capital for the operation of the businesses in which it is engaged or proposed to be engaged following such date and (c) such Person will be able to pay its liabilities, including contingent and other liabilities, as they mature.
(b)    Purchaser currently has or will have cash and cash equivalents sufficient as and when needed to enable it to consummate the Transactions, including payment of the Purchase Price in connection with the Transactions.
ARTICLE VI.
COVENANTS
Section 6.01    Condition of the Purchased Assets.
(a)    Purchaser and its Representatives have made all inspections and investigations relating to the Products and the Purchased Assets deemed necessary or desirable by Purchaser. Purchaser acknowledges and agrees that (a) it is purchasing the Purchased Assets based on the results of its own inspections and investigations, and the representations and warranties set forth herein and in any Ancillary Agreement, and not on any representation or warranty of Seller or any of its Affiliates not expressly set forth in this Agreement or any Ancillary Agreement and (b) subject to the representations and warranties set forth herein and in any Ancillary Agreement, the Purchased Assets are sold “as is, where is” and Purchaser accepts the Purchased Assets in the condition they are in and at the place where they are located on the Closing Date. In light of such inspections and investigations, and the representations and warranties expressly made to Purchaser by Seller in this Agreement and the certificates and other documents delivered pursuant hereto, PURCHASER AGREES THAT PURCHASER IS ACQUIRING THE PURCHASED ASSETS ON AN “AS IS, WHERE IS” BASIS AND THAT THE REPRESENTATIONS AND WARRANTIES GIVEN HEREIN AND IN ANY ANCILLARY AGREEMENT BY SELLER ARE IN LIEU OF, AND PURCHASER HEREBY EXPRESSLY WAIVES ALL RIGHTS TO, ANY IMPLIED WARRANTIES THAT MAY OTHERWISE BE APPLICABLE BECAUSE OF THE PROVISIONS OF THE UNIFORM COMMERCIAL CODE OR ANY OTHER LAWS, INCLUDING THE WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE.
(b)    Any claims Purchaser may have for breach of representation or warranty will be based solely on the representations and warranties of Seller or the Divesting

Entities expressly set forth in this Agreement and the certificates and other documents delivered pursuant hereto or thereto.
(c)    Purchaser further acknowledges and agrees that neither Seller, its Affiliates, nor any other Person, has made any representation, warranty or statement, express or implied, regarding Seller, any of the Divesting Entities, the making, selling and offering for sale of the Products, the Purchased Assets or the Assumed Liabilities not expressly set forth in this Agreement or the certificates or other documents delivered pursuant hereto or thereto upon which Purchaser has relied, and, except in the case of Fraud, neither Seller nor any of its Affiliates or any other Person will have, or be subject to, any liability to Purchaser or any other Person resulting from the distribution to Purchaser or its Representatives, or Purchaser’s use of, any such information, including confidential memoranda distributed by or on behalf of Seller or any Divesting Entity relating to the Products, the Purchased Assets or the Assumed Liabilities or any other publication, document or information provided in the Data Room or otherwise provided to Purchaser prior to the Closing Date.
(d)    Without limiting the foregoing or any representation or warranty set forth herein or any Ancillary Agreement, Purchaser acknowledges and agrees that (i) it may have received from Seller various forward-looking statements (including estimates, assumptions, projections, forecasts and plans) regarding the Products (collectively, the “Forward-Looking Statements”) in connection with Purchaser’s investigation of the Purchased Assets; (ii) there are uncertainties inherent in attempting to make such Forward-Looking Statements; (iii) Purchaser is familiar with such uncertainties; (iv) Purchaser is taking full responsibility for making its own investigation, examination and valuation of the Purchased Assets, and has employed outside professionals to assist with such investigation, examination and valuation; (v) Purchaser is taking full responsibility for making its own evaluation of the adequacy and accuracy of all Forward-Looking Statements; (vi) Purchaser is not relying on any Forward-Looking Statement in any manner whatsoever; and (vii) except in the case of Fraud, Purchaser has no claim against Seller or any of its Affiliates with respect to the foregoing. Purchaser further acknowledges and agrees that Seller makes no representation or warranty hereunder with respect to (A) the reasonableness of the assumptions underlying any Forward-Looking Statement; or (B) any Forward-Looking Statement made in any materials in the Data Room, any supplemental due diligence information provided or made available to Purchaser, any of Purchaser’s discussions with management regarding the Products, any negotiations leading to this Agreement and the other Transaction Documents, or any other circumstance.
Section 6.02    Publicity. No Party to this Agreement shall originate any publicity, news release or other public announcement, written or oral, whether relating to this Agreement or any of the other Transaction Documents or the existence of any arrangement between the Parties, without the prior written consent of the other Party (whether such other Party is named in such publicity, news release or other public announcement or not), except where such publicity, news release or other public announcement is required by Law or any listing or trading agreement concerning its publicly traded securities; provided that, in such event, the Party issuing the same shall still be required to consult with the other Party (whether such other Party is named in such publicity, news release or public announcement or not) at a reasonable time prior to its release to allow the other Party to comment thereon and, after its release, shall provide the other Party with a copy thereof; provided, further, that Purchaser and its Affiliates shall be entitled to disclose such information to their respective employees, investors, lenders and professional advisors, in each case, who agree, or are otherwise already bound by Contract or other legal obligation, to keep such information confidential. If either Party, based on the advice of its counsel, determines that this Agreement, or any of the other Transaction

Documents, must be filed with the United States Securities and Exchange Commission (“SEC”) or any other similar Governmental Authority within the Relevant Jurisdictions, then such Party, prior to making any such filing, shall provide the other Party and its counsel a reasonable opportunity to review a redacted version of this Agreement (and any other Transaction Document) which it intends to file and any draft correspondence with the SEC (or such other Governmental Authority within the Relevant Jurisdictions, as applicable) requesting the confidential treatment by the SEC (or such other Governmental Authority within the Relevant Jurisdictions, as applicable) of those redacted sections of the Agreement, and will incorporate any reasonable comments provided by such other Party or its counsel to further redact this Agreement or other Transaction Documents and to the extent permitted by applicable Law, ensure the confidential treatment by the SEC (or such other Governmental Authority within the Relevant Jurisdictions, as applicable) of those sections specified by such other Party or its counsel.
Section 6.03    Books and Records; Regulatory Information. Seller shall use commercially reasonable efforts to transfer to Purchaser at the Closing (or as soon as reasonably practicable after the Closing) the Business Books and Records and Regulatory Information. To the extent that Seller was unable to transfer any of the Business Books and Records or Regulatory Information to Purchaser at the Closing, Seller shall use commercially reasonable efforts to deliver such Business Books and Records and Regulatory Information to Purchaser (i) with respect to any such Business Books and Records and Regulatory Information that are in hard copy format, as soon as practicable and in any event within [***] following the effectiveness of the transfer of a Transferred Governmental Authorization, Seller shall deliver the corresponding Business Books and Records and Regulatory Information pertaining to such Transferred Governmental Authorization and (ii) with respect to any such Business Books and Records and/or Regulatory Information that are in an electronic format, as soon as practicable and in any event within [***] following the date on which Purchaser has established systems that are compatible with the relevant electronic format to facilitate such delivery; provided, however, that Seller’s obligations under this Section 6.03 shall expire on [***] the completion of the transfers of all Transferred Governmental Authorizations. Should Seller be required under the applicable Law of a Relevant Jurisdiction to maintain a copy of Business Books and Records and Regulatory Information, Purchaser shall pay for any costs or expenses associated with reproducing the applicable Business Books and Records or Regulatory Information. Seller may transfer copies or originals of the Business Books and Records and Regulatory Information at its election; provided that Seller will not, and will cause its Affiliates not to, disclose any such Business Books and Records and Regulatory Information or any non- public information contained therein or related to the Products, the Purchased Assets or the Business to any Person, except as required by applicable Law.
Section 6.04    Regulatory Matters.
(a)    Transfer of Governmental Authorizations. Each of Seller and Purchaser shall reasonably cooperate and use its commercially reasonable efforts to ensure compliance with all Laws, including FDA regulation 21 C.F.R. 314.72, that may be or become applicable to the performance of its and the other Party’s obligations pursuant to this Agreement. As soon as reasonably practicable after the Closing, each Party shall execute and deliver to the appropriate Governmental Authorities all necessary documentation to enable the transfer, assignment, and reissuance (as applicable) of the Transferred Governmental Authorizations, including all such documents and instruments of conveyance as necessary and sufficient to effectuate the transfer of each Transferred Governmental Authorization to Purchaser under applicable Law. In furtherance of the foregoing, (i) Seller shall, as soon as reasonably practicable after the Closing, execute and deliver to both the FDA contact described therein and Purchaser a letter from Seller to FDA notifying FDA of the transfer to Purchaser of the rights to the applicable

Transferred Governmental Authorizations issued by FDA, in the form of letter attached hereto as Exhibit E (the “Seller FDA Letter”) and (ii) simultaneously with Seller’s execution and delivery of the Seller FDA Letter, Purchaser shall execute and deliver to both the FDA contact described therein and Seller a letter from Purchaser to FDA of Purchaser assuming responsibility for the applicable Transferred Governmental Authorizations issued by the FDA, in the form attached hereto as Exhibit F (the “Purchaser FDA Letter”). Further, each of Purchaser and Seller shall work together in good faith to make all other filings with and give all other notices to all Governmental Authorities, including FDA, required in connection with the transfer of the Products and the Transferred Governmental Authorizations.
(b)    Notification of Customers. On a schedule mutually agreed upon by the Parties and in alignment with the Implementation Plan, the Parties shall jointly issue a letter reasonably satisfactory to both Parties to each customer within the trade (wholesalers and distributors) and to each commercial chargeback customer notifying such customers (i) that Purchaser has acquired the rights to market and sell the Products, (ii) that all future Product orders are to be placed with Purchaser, (iii) that all returns of finished goods are to be delivered to Purchaser, (iv) of the Seller’s and Purchaser’s responsibilities in connection with applicable Transferred Contracts providing for payment of chargebacks, rebates, and other charges and administrative fees and (v) providing the appropriate contact information for Purchaser’s personnel. After the issuance of such letters, the Parties shall at all times reasonably cooperate in (A) notifying and continuing to notify such customers that all future Product orders are to be placed with Purchaser and that all returns of finished goods are to be delivered to Purchaser and (B) taking such other actions as are reasonably necessary to effect the foregoing, including forwarding to Purchaser any orders placed prior to the effectiveness of the transfer of a Transferred Governmental Authorization for the purchase of Products by customers that are unfulfilled following the effectiveness of the transfer of such Transferred Governmental Authorization.
(c)    Governmental Authority Contacts. Purchaser and Seller shall promptly give written notice to the other upon becoming aware of any action by, or notification or other information which it receives (directly or indirectly) from, any Governmental Authority in the Relevant Jurisdictions (together with copies of correspondence related thereto), which (i) raises any material concerns regarding the safety or efficacy of the Products, (ii) indicates or suggests a potential material liability for either Party to third parties arising from or in connection with the Products, or (iii) indicates a potential for a need to initiate a recall, market withdrawal or similar action, in each case with respect to the Products sold by Seller prior to Closing or Products sold by Seller for the benefit of Purchaser pursuant to the Transitional Business License Agreement.
(d)    Product Complaints. From and after the transfer of any Transferred Governmental Authorizations to Purchaser, Purchaser shall be responsible for responding to any complaint regarding any Products sold under such Transferred Governmental Authorization that is received by either Purchaser or Seller (or each Party’s respective Affiliates) after such transfer from any source for investigating and analyzing such complaint or reaction, as required by applicable Law, and making required reports to the relevant Governmental Authorities in the Relevant Jurisdictions as applicable, regardless of whether the Products involved were sold by Seller or Purchaser (or either Party’s respective Affiliates).
(e)    Transfer Materials. Within [***], Seller to provide Purchaser with access to the applicable artwork files for the Products.

Section 6.05    Purchaser Use of Seller Marks.
(a)    Notwithstanding anything to the contrary, Purchaser hereby acknowledges that Seller or its Affiliates or its or their licensors own all right, title and interest worldwide in and to the Seller Marks, together with all variations, translations, derivatives, transliterations and acronyms thereof and all company names, Trademarks, domain names, social media handles and all other identifiers and other identifiers of source or goodwill containing, incorporating or associated with any of the foregoing (other than the Transferred Trademarks). Purchaser further acknowledges that it has no rights, title, interest or license in or to any of the Seller Marks, and that it is not acquiring any rights, title, interest or license, directly or indirectly, in and to any of the Seller Marks, including any rights to use the Seller Marks in any manner, except as expressly provided in this Section 6.05.
(b)    During the period commencing on the Closing Date and ending on the earlier of (i) [***] after the date on which the Transferred Governmental Authorizations have transferred from Seller to Purchaser in the Relevant Jurisdictions or (ii) the time period mandated by the applicable Laws of the relevant Governmental Authority (the “Limited License Period”), Seller grants, and shall cause its Affiliates to grant, to Purchaser and its Affiliates a limited, non-exclusive, fully-paid, royalty-free, and irrevocable right and license to use the Seller Marks and any universal product codes solely for the purpose of utilizing the labels and packaging, and advertising, marketing, sales and promotional materials, for the Seller Mark Products in the Relevant Jurisdictions as they exist on the Closing Date; provided that Purchaser shall use commercially reasonable efforts to stop using the Seller Marks [***].
(c)    [***], Purchaser shall, and shall cause its Affiliates to, destroy and dispose of all labels and packaging, and all advertising, marketing, sales and promotional materials, in each case in its possession or subject to its control, bearing any Seller Names.
(d)    Seller, on behalf of itself and its Affiliates, hereby grants to Purchaser and its Affiliates a limited, non-exclusive, non-transferable, fully-paid, royalty-free and irrevocable right and license, on a Product-by-Product basis for the 2-4mg Tablets and the 5-20mg Tablets, for the period ending upon the earlier of (i) [***] or (ii) when Purchaser and its Affiliates complete the sale or disposal of all inventory of tablets (including inventory re-ordered by Seller pursuant to its obligations to supply under the Transitional Business License Agreement) of the applicable Product held for sale in the Relevant Jurisdictions that have the applicable Seller Symbol engraved on such tablets, solely to use (i) on the 5-20mg Tablets, the Seller Symbol of the letter “A” as engraved on 5-20mg Tablets as shown on Schedule 1.01(c)(ii) and (ii) on the 2-4mg Tablets and the 5-20mg Tablets, the Seller Symbol of the “arch” as engraved on the 2-4mg Tablets and the 5-20mg Tablets as shown on Schedule 1.01(c)(ii). The foregoing license shall be subject to the terms and conditions of this Section 6.05 and is granted solely to the extent necessary for Purchaser to manufacture, package, market, distribute and sell the 2-4mg Tablets and the 5-20mg Tablets as applicable, in the Relevant Jurisdictions; provided that, on a Product-by-Product basis for the 2-4mg Tablets and the 5-20mg Tablets, following the receipt of approval by the applicable Governmental Authority in such Relevant Jurisdiction of the regulatory variations to the Transferred Governmental Authorizations for the removal of the applicable Seller Symbol engraved on such Product such that Purchaser can distribute and sell such Product without any Seller Symbol engraved on such tablets, the foregoing right and license with respect to such Product shall thereafter be limited solely to the extent necessary for Purchaser to distribute and sell Purchaser’s remaining inventory of such Product held for sale in the applicable

Relevant Jurisdiction that have the applicable Seller Symbol engraved on such tablets as of the date of Purchaser’s receipt of such approval for such Product. Purchaser shall have the right to grant sublicenses of the foregoing license to its Affiliates and third parties solely for the foregoing purposes; provided that Purchaser shall cause such Affiliates and third parties to comply with this Section 6.05 and Purchaser shall be liable for any breach of this Section 6.05 by such Affiliates or third parties. Purchaser shall cease using any Seller Symbols as permitted under the foregoing license immediately following the termination or expiration of the foregoing license.
(e)    In no event shall Purchaser or any of its Affiliates (i) use any Seller Marks in any manner or for any purpose different from the use of such Seller Names by Seller and its Affiliates immediately prior to the Closing Date to market, distribute, sell or otherwise commercialize the Products in the Relevant Jurisdictions or (ii) manufacture or produce, or cause or permit any third party to manufacture or produce, any new labels, packaging or advertising, marketing, sales and promotional materials using or otherwise incorporating any Seller Marks in any manner (subject to this Section 6.05 or as contemplated pursuant to the Transitional Business License Agreement or Supply Agreement).
(f)    Purchaser hereby agrees to indemnify Seller and the other Seller Indemnitees from and against any and all Losses incurred or suffered in connection with, or resulting from, use of any Seller Names by Purchaser or any of its Affiliates (or any third party acting on behalf of Purchaser or any of its Affiliates) permitted under this Section 6.05.
(g)    Notwithstanding the transfer of any labels or packaging, or any advertising, marketing, sales and promotional materials, Purchaser acknowledges that this Agreement does not, and shall not, convey, transfer or assign any right, title, license or interest in any Trademarks of Seller or any of its Affiliates other than the Transferred Trademarks.
(h)    Notwithstanding the foregoing, the Parties acknowledge that this Agreement does not, and shall not, convey, transfer or assign any right, title, license or interest in any Trademarks of any third party.
Section 6.06    Seller Use of Transferred IP Rights. Purchaser hereby grants to Seller and its Affiliates a non-exclusive, transferable, paid-up, royalty-free right and license, with the right to grant sublicenses through multiple tiers, to practice, until the expiration or termination of the Transitional Business License Agreement pursuant to which Seller is obligated to provide services, the Purchaser IP Rights, including the Transferred IP Rights, solely for the purpose of enabling Seller and its Affiliates to provide the services described in the Transitional Business License Agreement, and to perform their obligations thereunder in the Relevant Jurisdictions.
Section 6.07    Further Assurances. From time to time after the Closing, and for no further consideration (other than reimbursement for expenses incurred in packing or shipping any Purchased Asset), each of the Parties shall, and shall cause its Affiliates to, execute, acknowledge and deliver such assignments, transfers, consents, assumptions and other documents and instruments and take such other commercially reasonable actions as may reasonably be requested to more effectively assign, convey or transfer to or vest in: (a) Purchaser and its designated Affiliates, all rights, title and interests in, to and under the Purchased Assets and the Assumed Liabilities contemplated by this Agreement to be transferred or assumed at the Closing and (b) Seller, any rights, title or interests in, to or under any Excluded Asset that may have been transferred to Purchaser at Closing. Purchaser agrees that, following the Closing, it shall prepare any such additional instruments or documents necessary to assign, convey or transfer the Transferred IP Rights and the Transferred Governmental Authorizations at its own expense.
Section 6.08    Bulk Transfer Laws. Purchaser acknowledges that Seller and its Affiliates have not taken, and do not intend to take, any action required to comply with any applicable bulk sale or bulk transfer Laws or similar Laws and hereby waives compliance therewith.
Section 6.09    Right of Reference. Effective as of the Closing, Purchaser hereby grants to Seller and its Affiliates a right of reference to [***]. Purchaser shall provide a signed statement to this effect, if requested by Seller, in accordance with 21 C.F.R. § 314.50(g)(3) or otherwise provide appropriate notification of such right of Seller to the applicable Governmental Authority. Effective as of the Closing, Seller hereby grants to Purchaser and its Affiliates a right of reference to any data related to the Products that was in existence as of the Closing Date. Seller shall provide a signed statement to this effect, if requested by Purchaser, in accordance with 21 C.F.R. § 314.50(g)(3) or otherwise provide appropriate notification of such right of Purchaser to the applicable Governmental Authority.
Section 6.10    Competition. Purchaser acknowledges and agrees that (i) Seller and its Affiliates shall be entitled to manufacture, develop, distribute, market, use, sell or otherwise deal with any products or technologies that such Person owns or has a license or right to, at or prior to the Closing; and (ii) Seller and its Affiliates may manufacture, develop, distribute, market, use, sell or otherwise deal with any products that Seller or its Affiliates acquires, licenses, or obtains rights to at any time after the Closing, which products or technologies, in the case of both clauses (i) and (ii) of this Section 6.10, may compete, directly or indirectly, with any of the Products.
Section 6.11    Insurance. Following the Closing, the coverage under all insurance policies of Seller and its Affiliates shall continue in force only for the benefit of Seller and its Affiliates, and not for the benefit of Purchaser or any of its Representatives. Following the Closing, Purchaser agrees to arrange for its own insurance policies with respect to the Purchased Assets covering all periods and agrees not to seek, through any means, to benefit from any of Seller’s or its Affiliates’ insurance policies which may provide coverage for claims relating in any way to the Purchased Assets.
Section 6.12    Support; Access. Subject to the provisions of ARTICLE VII, following the Closing, Purchaser and its Affiliates, on the one hand, and Seller and the Divesting Entities, on the other hand, shall use commercially reasonable efforts to cooperate with each other in conducting recalls and/or in the defense or settlement of any Liabilities or lawsuits involving the Purchased Assets or the Products, in each case for which the other Party has responsibility under this Agreement or the Transitional Business License Agreement, by providing the other Party and such other Party’s legal counsel reasonable access to employees, records, documents, data, equipment, facilities, products, parts, prototypes and other information relating primarily to the Purchased Assets or the Products, as such other Party may reasonably request, to the extent maintained or under the possession or control of the requested Party; provided, however, that such access shall not unreasonably interfere with the business of Purchaser or Seller, or any of their respective Affiliates; provided, further, that either Party may restrict the foregoing access to the extent that (a) such restriction is required by applicable Law, (b) such access or provision of information would reasonably be expected to result in a violation of confidentiality obligations to a third party or (c) disclosure of any such information would result in the loss or waiver of the attorney-client privilege, except that Purchaser may have reasonable access to the records described in Section 2.03(h)(iii) if (i) the records can be redacted to the reasonable satisfaction of Seller to avoid a loss or waiver of any attorney-client privilege belonging to Seller; or (ii) if the records cannot be redacted to the reasonable satisfaction of Seller to avoid a loss or waiver of any attorney-client privilege, Purchaser enters into a joint defense agreement with respect to such records in a form reasonably acceptable to Seller and Purchaser for the purpose of maintaining any attorney-client privilege that may apply to the records. Each Party shall reimburse the other Party for reasonable out-of-pocket expenses paid by such Party to third parties in performing its obligations under this Section 6.12. Following Closing, upon the written request of Purchaser, Seller will provide to Purchaser access to and copies of the Business Books and Records and Regulatory Information described in Section 2.03(h)(iii), and, at the request of Seller, Purchaser and Seller will enter into a joint defense agreement with respect to such records in a form reasonably acceptable to Seller and Purchaser.
Section 6.13    Payments from Third Parties. In the event that, on or after the Closing Date, either Party receives any payments or other funds due to the other Party pursuant to the terms of this Agreement or any of the other Transaction Documents, then the Party receiving such funds shall promptly forward such funds to the proper Party. The Parties acknowledge and agree that there is no right of offset regarding such payments and a Party may not withhold funds received from third parties for the account of the other Party in the event there is a dispute regarding any other issue under any of the Transaction Documents.
Section 6.14    Returned Goods. Purchaser agrees to adhere to the returned goods policy set forth on Schedule 6.14 attached hereto with respect to all Products received from customers, whether sold by Purchaser or Seller, to the extent any such returned Product has the name or any Trademarks of Seller or an Affiliate on it.
Section 6.15    Cooperation. From and after the Closing, upon the reasonable request of Purchaser, Seller will, and will cause its Affiliates to, use commercially reasonable efforts to, at Purchaser’s expense, execute and deliver any and all further materials, documents and instruments of conveyance, transfer or assignment as may reasonably be requested by Purchaser to effect, record or verify the transfer to, and vesting in, Purchaser of the Seller’s or a Divesting Entities’ right, title and interest in and to the Purchased Assets in accordance with the terms of this Agreement. After the expiration or termination of the Transitional Business License Agreement, Seller and its Affiliates shall have no obligation to maintain or renew any Transferred IP Rights.
Section 6.16    Financial Statement Assistance. Within [***] following the Closing Date and continuing until such time as Purchaser files the Carve-Out Financial Statements (as defined below) with the SEC, Seller shall cause its auditors to provide to Purchaser the [***] financial statements for the Business as set forth on Schedule 6.16(a), solely for the purpose of satisfying the Purchaser’s requirements under Article 11 and Rule 3-05 of Regulation S-X (the “Carve-Out Financial Statements”), and, [***]. The Carve-Out Financial Statements will comply as to form in all material respects with clause (e) of Rule 3-05 of Regulations S-X. Prior to Purchaser filing the Carve-Out Financial Statements with the SEC, Purchaser shall provide Seller and its counsel a reasonable opportunity to review the filing that contains the Carve- Out Financial Statements and Purchaser agrees to give due consideration to any comments provided by Seller, its Affiliates, its counsel or auditors. Notwithstanding anything to the contrary in this agreement, Seller shall not (i) be required to deliver any representation letter, certificate or other information to Purchaser with respect to any use of such financial statements by Purchaser or its Affiliates subsequent to the Closing or (ii) be responsible for any misstatement or omission in any of Purchaser’s or its Affiliates’ securities filings or in respect of any of Purchaser’s or its Affiliates’ financings caused by or resulting from the use by Purchaser or its Affiliates of such financial statements. Purchaser will reimburse Seller, within [***] after demand in writing therefor, for any reasonable costs and expenses incurred by Seller and its Affiliates in complying with the provisions of this Section 6.16. A good faith estimate of the approximate amount of such reasonable costs and expenses that may be incurred by Seller and its Affiliates in complying with the provisions of this Section 6.16 is set forth for informational purposes only on Schedule 6.16(b).
Section 6.17    Return of Excluded Assets and Purchased Assets. If, for any reason after the Closing, any asset transferred to Purchaser or an Affiliate is ultimately determined to be an Excluded Asset or Purchaser is found to be in possession of any Excluded Asset, (a) Purchaser will promptly notify Seller and return or transfer and convey (without further consideration) to Seller, and Seller will accept, such asset; (b) Seller will assume and agree to pay, perform, fulfill and discharge (without further consideration) any Retained Liabilities associated with such asset as contemplated in this Agreement; and (c) Purchaser and Seller will promptly execute such documents or instruments of conveyance or assumption and take such further actions which are reasonably necessary or desirable to effect the transfer of such asset back to Seller and, until such time, to the extent necessary and applicable, Purchaser hereby grants to Seller an irrevocable, perpetual, global, non-exclusive, royalty-free license to use such right or asset until such transfer is effective. If, for any reason after the Closing, any asset retained by Seller or its Affiliate is ultimately determined to be a Purchased Asset or Seller or its Affiliate is found to be in possession of any Purchased Asset, (i) Seller or such Affiliate will promptly notify Purchaser and transfer and convey (without further consideration) to Purchaser, and Purchaser will accept, such asset; (ii) Purchaser will assume and agree to pay, perform, fulfill and discharge (without further consideration) any Assumed Liabilities associated with such asset as contemplated in this Agreement; and (iii) Purchaser and Seller will promptly execute such documents or instruments of conveyance or assumption and take such further actions which are reasonably necessary or desirable to effect the transfer of such asset to Purchaser and, until such time, to the extent necessary and applicable, Seller hereby grants to Purchaser an irrevocable, perpetual, global, non- exclusive, royalty-free license to use such right or asset until such transfer is effective.
Section 6.18    Pharmacovigilance.
(a)    In order to ensure compliance with safety reporting requirements in the Relevant Jurisdictions the Parties shall negotiate in good faith to enter into a Pharmacovigilance Agreement with respect to the Products (the “Pharmacovigilance Agreement”) to document the sharing of adverse event information and other safety information. Within [***] of the Closing Date, each Party shall assign a safety representative to begin discussions to ensure that the Pharmacovigilance Agreement is entered into [***].
(b)    Pending entry into the Pharmacovigilance Agreement, and if necessary, the Parties shall implement an interim procedure to clarify the parties’ respective pharmacovigilance obligations and the process and procedure for exchanging any and all safety information and regulatory reporting of safety information related to the use of the Products with Applicable Governmental Authorities, regardless of source to ensure each Party’s compliance with legal and regulatory requirements in the Relevant Jurisdictions.
(c)    [***].
Section 6.19    Supply Chain. Without limitation of the foregoing, [***] Purchaser shall apply for the applicable Governmental Authority’s approval of any known regulatory variation to the Transferred Governmental Authorizations for (i) the removal of the [***] and (ii) the removal of the [***]. Without limitation of the foregoing, Purchaser shall use commercially reasonable efforts to apply for and obtain such approvals as soon as reasonably practicable following the Closing.

Section 6.20    Quality Agreement. Prior to the effectiveness of the transfer of the Transferred Governmental Authorizations in the United States, Purchaser shall enter into a quality agreement with the ROW Purchaser (the “Quality Agreement”), with respect to the secondary packaging of the Products pursuant to the Supply Agreement; provided, that if the ROW Transaction has not closed by the effectiveness of the transfer of the Transferred Governmental Authorizations in the United States, then Seller shall enter into a quality agreement with Purchaser (the “Seller Quality Agreement”), with respect to the secondary packaging of the Products pursuant to the Seller Supply Agreement (as defined below).
Section 6.21    Supply Agreement. Upon the effectiveness of the transfer of the Transferred Governmental Authorizations in the United States, (i) Seller shall assign all of Seller’s rights and obligations under the Supply Agreement to Purchaser and (ii) Purchaser shall assume in a written document that is enforceable by the ROW Purchaser, all of Seller’s rights and obligations under the Supply Agreement; provided, that if the ROW Transaction has not closed by the effectiveness of the transfer of the Transferred Governmental Authorizations in the United States, then Seller shall enter into a supply agreement with Purchaser on substantially the same terms except solely to the extent necessary to reflect the change in circumstance resulting from Seller being the counterparty to such supply agreement, as the form of supply agreement attached hereto as Exhibit D (as applicable and in such context, the “Seller Supply Agreement”). [***].
Section 6.22    Certain Tax Matters.
(a)    Tax Cooperation. Purchaser and Seller will cooperate, as and to the extent reasonably requested by the other Party, in connection with the filing and preparation of any Tax Return or the conduct of any audit or other examination by any Taxing Authority relating to liability for Taxes in connection with the Purchased Assets. Such cooperation will include the retention and (upon the other Party’s reasonable request) the provision of records and information that are reasonably relevant to any such Tax Return, audit or other examination and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Purchaser and Seller will retain all books and records with respect to Tax matters pertinent to the Business and the Purchased Assets relating to any Tax period beginning before the Closing Date until [***] after the expiration of the statute or period of limitations of the respective Tax periods.
(b)    Allocation of Taxes. For the purposes of this Agreement, all ad valorem Taxes (e.g., property Taxes) with respect to the Purchased Assets for a Straddle Period shall be allocated between the Pre-Closing Tax Period and the Post-Closing Tax Period based on the relative number of days of such taxable period before and including the Closing Date and after the Closing Date, respectively. For the purposes of this Agreement, all other Taxes with respect to the Purchased Assets for a Straddle Period shall be allocated between the Pre-Closing Tax Period and the Post-Closing Tax Period as if such taxable period ended as of the close of business on the Closing Date; provided, however, that all permitted allowances, exemptions and deductions that are normally computed on the basis of an entire year or period (such as depreciation) will be allocated between the pre-Closing portion of the Straddle Period and the post-Closing portion of the Straddle Period pro rata according to the number of calendar days in each period.
Section 6.23    Covenant Not to Sue. Commencing on the Closing Date, with respect to the Products and any other products containing ponesimod, Seller and its Affiliates hereby covenant not to sue, or support or encourage any third party to sue, Purchaser or its Affiliates, sublicensees, manufacturers, importers, suppliers, distributors, resellers, purchasers, marketing partners and customers, for infringement of any of the S1P1 Patents, now or in the future purporting to cover any of the Products or any other product containing ponesimod, based on Purchaser’s or any of its Affiliate’s making, having made, using, importing, selling, or offering for sale the Products or any other products containing ponesimod in or for the Relevant Jurisdictions. In the event any of the S1P1 Patents are assigned by Seller to a third party, including ROW Purchaser, Seller covenants that the foregoing covenant not to sue with respect to such S1P1 Patent(s) shall become an obligation of such third party upon the assignment of such S1P1 Patent(s) to such third party.
Section 6.24    Letter Agreement and Assignment and Assumption Agreement. Concurrent with the Closing, Purchaser and Seller shall execute the Letter Agreement. At or promptly following the closing of the ROW Transaction, Purchaser, ROW Purchaser, and Seller shall execute the Assignment and Assumption Agreement in substantially the form attached hereto as Exhibit G, through which (i) Seller will assign all of Seller’s rights and obligations under the Letter Agreement to ROW Purchaser and (ii) ROW Purchaser shall assume, all of Seller’s rights and obligations under the Letter Agreement.
Section 6.25    Assignment of CMO Contracts. Seller may, in its sole discretion, and may cause the Divesting Entities to, convey, assign and transfer to Purchaser, and Purchaser shall acquire and accept from Seller and the Divesting Entities, free and clear of all Liens (other than Permitted Liens), all of Seller’s and the Divesting Entities’ rights, titles and interests in, to or under the CMO Contracts. Subject to the terms of this Section 6.25, each of the Parties shall, and shall cause its Affiliates to, execute, acknowledge and deliver such assignments, transfers, consents, assumptions and other documents and instruments and take such other commercially reasonable actions as may reasonably be requested to more effectively assign, convey or transfer such CMO Contracts. The assignment of the CMO Contracts shall not be subject to any negotiations or modification to the terms of the CMO Contracts. [***].

ARTICLE VII.
INDEMNIFICATION
Section 7.01    Indemnification by Seller.
(a)    Subject to the provisions of this ARTICLE VII, Seller agrees, from and after the Closing, to defend, indemnify and hold harmless Purchaser and its Affiliates and, if applicable, their respective directors, officers, agents, employees, successors and assigns (collectively, the “Purchaser Indemnitees”), from and against any and all Losses to the extent arising from or relating to (i) any Retained Liability or Excluded Asset; (ii) any breach by Seller or any Divesting Entity of any of its covenants or agreements contained in this Agreement; or (iii) any inaccuracy or breach of any warranty or representation of Seller or any Divesting Entity contained in this Agreement or any Ancillary Agreement.
(b)    Purchaser shall take, and shall cause the other Purchaser Indemnitees to take, commercially reasonable steps, including making claims under any applicable insurance policies to mitigate any Loss upon becoming aware of any event that would reasonably be expected to, or does, give rise thereto, provided that the foregoing shall not be deemed to limit the ability of Purchaser and the other Purchaser Indemnitees to incur reasonable costs and expenses in connection therewith.
Section 7.02    Indemnification by Purchaser.

(a)    In addition to the indemnification set forth in Section 6.05(f), subject to the provisions of this ARTICLE VII, Purchaser agrees, from and after the Closing, to defend, indemnify and hold harmless Seller and its Affiliates and, if applicable, their respective directors, officers, agents, employees, successors and assigns (collectively, the “Seller Indemnitees”), from and against any and all Losses to the extent arising from or relating to (i) any Assumed Liability; (ii) any breach by Purchaser of any of its covenants or agreements contained in this Agreement; or (iii) any inaccuracy or breach of any warranty or representation of Purchaser contained in this Agreement or any Ancillary Agreement.
(b)    Seller shall take, and cause the other Seller Indemnitees to take, commercially reasonable steps, including making claims under any applicable insurance policies to mitigate any Loss upon becoming aware of any event that would reasonably be expected to, or does, give rise thereto, provided that the foregoing shall not be deemed to limit the ability of Seller and the other Seller Indemnitees to incur reasonable costs and expenses in connection therewith.
Section 7.03    Notice of Claims. Any Purchaser Indemnitee or Seller Indemnitee claiming that it has suffered or incurred any Loss for which it may be entitled to indemnification under Section 6.05(f) or this ARTICLE VII (the “Indemnified Party”) shall give prompt written notice to the Party from whom indemnification is sought (the “Indemnifying Party”) of the matter, action, cause of action, claim, demand, fact or other circumstances upon which a claim for indemnification under Section 6.05(f) or this ARTICLE VII (each, a “Claim”) may be based. Such notice shall contain, with respect to each Claim, such facts, supporting documents and information as are then reasonably available with respect to such Claim, including, to the extent known, a description in reasonable detail of the Losses suffered or incurred by the Indemnified Party, the amount or estimated amount of such Losses (if known or reasonably capable of estimation) and the method of computation of such Losses, and a reference to the provisions of this Agreement or any other agreement, instrument or certificate delivered pursuant hereto in respect of which such Loss shall have occurred. If any Claim is based on any action, claim, suit or proceeding (in equity or at law) instituted by an unaffiliated third party with respect to which the Indemnified Party intends to claim any Loss under this ARTICLE VII (a “Third Party Claim”), the Indemnified Party shall promptly [***] notify (the “Third Party Claim Notice”) the Indemnifying Party of such Third Party Claim and offer to tender to the Indemnifying Party the defense of such Third Party Claim. A failure by the Indemnified Party to give written notice of any Claim or to offer to tender the defense of any Third Party Claim in a timely manner pursuant to this Section 7.03 shall not limit the obligation of the Indemnifying Party under this ARTICLE VII, except (a) to the extent such Indemnifying Party is actually prejudiced thereby (in which case the Indemnifying Party shall not be liable for such increase) or (b) as provided in Section 7.05.
Section 7.04    Third Party Claims. The Indemnifying Party shall have the right, but not the obligation, exercisable by written notice to the Indemnified Party within [***] of receipt of a Third Party Claim Notice from the Indemnified Party with respect to a Third Party Claim, to assume the conduct and control, at the expense of the Indemnifying Party and through counsel of its choosing that is reasonably acceptable to the Indemnified Party, of such Third Party Claim, and the Indemnifying Party may compromise or settle the same; provided, however, that the Indemnifying Party shall give the Indemnified Party advance written notice of any proposed compromise or settlement and shall not, without the prior written consent of the Indemnified Party (which consent shall not be unreasonably withheld, conditioned or delayed), consent to or enter into any compromise or settlement with respect to such Third Party Claim that commits the Indemnified Party to take, or to forbear to take, any action or does not provide for a full and complete written release by the applicable third party of the Indemnified Party. During such [***] period (and thereafter for so long as the Indemnifying Party has assumed and is conducting the defense of such Third Party Claim), the Indemnified Party may not compromise or settle such Third Party Claim for which it is seeking indemnification hereunder without the prior written consent of the Indemnifying Party. No Indemnifying Party may consent to the entry of any judgment that does not relate solely to monetary damages arising from any such Third Party Claim without the prior written consent of the Indemnified Party, which consent shall not be unreasonably withheld, conditioned or delayed. The Indemnifying Party shall permit the Indemnified Party to participate in, but not control, the defense of any such Third Party Claim through counsel chosen by the Indemnified Party, provided that the fees and expenses of such counsel shall be borne solely by the Indemnified Party. If the Indemnifying Party elects not to control or conduct the defense of a Third Party Claim, the Indemnifying Party nevertheless shall have the right to participate in the defense of any Third Party Claim and, at its own expense, to employ counsel of its own choosing for such purpose. The Parties shall reasonably cooperate in the defense of any Third Party Claim, with such cooperation to include (i) the retention and the provision to the Indemnifying Party of records and information that are reasonably relevant to such Third Party Claim and (ii) reasonable access to employees on a mutually convenient basis for providing additional information and explanation of any material provided hereunder.
Section 7.05    Expiration. All covenants, agreements, warranties and representations made herein or in any certificate or other document delivered pursuant hereto shall survive the Closing. Notwithstanding the foregoing, all representations, warranties, covenants and agreements made herein or in any certificate or other document delivered pursuant hereto, and all indemnification obligations under Section 7.01(a)(ii), Section 7.01(a)(iii), Section 7.02(a)(ii) and Section 7.02(a)(iii) with respect to any such representations, warranties, covenants and agreements, shall (a) (i) in the case of any such representations or warranties (other than Fundamental Representations), terminate and expire on, and no action or proceeding seeking damages or other relief for breach of or for any misrepresentation or inaccuracy with respect thereto, shall be commenced [***] after the Closing Date, unless prior to such date a claim for indemnification with respect thereto shall have been made, with reasonable specificity, by written notice given in accordance with Section 7.03; and (ii) in the case of any such Fundamental Representation, terminate and expire on, and no action or proceeding seeking damages or other relief for breach of or for any misrepresentation or inaccuracy with respect thereto, shall be commenced [***] after the Closing Date, unless prior to such date a claim for indemnification with respect thereto shall have been made, with reasonable specificity, by written notice given in accordance with Section 7.03; and (b) (i) in the case of any such covenants or agreements to be performed prior to the Closing Date, terminate and expire on, and no action or proceeding seeking damages or other relief for breach thereof shall be commenced after, [***] after the Closing Date, unless prior to such date a claim for indemnification with respect thereto shall have been made, with reasonable specificity, by written notice given in accordance with Section 7.03, and (ii) in the case of any such covenants or agreements to be performed on or after the Closing Date, terminate and expire on, and no action or proceeding seeking damages or other relief for breach of any thereof shall be commenced [***] after the last date on which such covenant or agreement is to be performed, unless prior to such date a claim for indemnification with respect thereto shall have been made, with reasonable specificity, by written notice given in accordance with Section 7.03.
Section 7.06    Certain Limitations. Notwithstanding the other provisions of this ARTICLE VII, Seller shall not have any indemnification obligations for Losses under Section 7.01(a)(iii), other than in respect of Fraud, or any inaccuracy or breach of any Fundamental Representation (a) for any individual item or series of related items where the Loss relating thereto is [***] (the “De Minimis Amount”) and (b) in respect of each individual item or series of related items where the Loss relating thereto is [***]. [***]

Section 7.07    Losses Net of Insurance, Etc. The amount of any Loss for which indemnification is provided under Section 7.01 or Section 7.02 shall be net of (a) any amounts actually recovered by the Indemnified Party pursuant to any indemnification by or indemnification agreement with any non-affiliated third party and (b) any insurance proceeds actually received as an offset against such Loss, in each case, net of any costs of recovery. The Indemnified Party shall use commercially reasonable efforts to recover any such indemnification or insurance proceeds if and to the extent available. If the amount to be netted hereunder from any payment required under Section 7.01 or Section 7.02 is determined after payment by the Indemnifying Party of any amount otherwise required to be paid to an Indemnified Party pursuant to this ARTICLE VII, the Indemnified Party shall repay to the Indemnifying Party, promptly after such determination, any amount that the Indemnifying Party would not have had to pay pursuant to this ARTICLE VII had such determination been made at the time of such payment. The Indemnifying Party may require, as a condition to the provision of any indemnification hereunder, that the Indemnified Party execute an undertaking consistent with its obligations set forth in this Section 7.07.
Section 7.08    Sole Remedy/Waiver. Except in the case of Fraud, this ARTICLE VII provides the exclusive means by which a Party may assert and remedy Claims after the Closing. Except as set forth in Section 8.09(c) and this ARTICLE VII, effective as of the Closing, each Party hereby waives and releases any other remedies or claims that it may have against the other Party (or any of its Affiliates) with respect to the matters arising out of or in connection with this Agreement or relating to the Products or the Purchased Assets, except that nothing herein shall limit the liability of any Party hereto for Fraud or intentional misrepresentation. With respect to any Losses arising under this Agreement, Purchaser agrees that Purchaser shall only seek such Losses from Seller, and Purchaser hereby waives the right to seek Losses from or equitable remedies, such as injunctive relief, against any Affiliate of Seller or any director, officer or employee of Seller (or any of its Affiliates).
Section 7.09    Indemnity Payments. In the event that either Party agrees to, or is determined to have an obligation to, reimburse the other Party for Losses as provided in this ARTICLE VII, the Indemnifying Party shall promptly pay such amount to the Indemnified Party in U.S. Dollars via wire transfer of immediately available funds to the accounts specified in writing by the Indemnified Party.
Section 7.10    Tax Treatment of Indemnity Payments. Any indemnity payment under this Agreement shall be treated as an adjustment to the Purchase Price for Tax purposes unless otherwise required by applicable Law.
Section 7.11    No Consequential Damages. NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED HEREIN, WITH THE EXCEPTION OF RELIEF MANDATED BY STATUTE, (I) NO PARTY TO THIS AGREEMENT SHALL BE LIABLE TO OR OTHERWISE RESPONSIBLE TO THE OTHER PARTY OR ANY AFFILIATE OF THE OTHER PARTY FOR LOST REVENUES OR PROFITS OR DAMAGES OR INDIRECT, INCIDENTAL, CONSEQUENTIAL, OR MULTIPLIED DAMAGES THAT ARISE OUT OF OR RELATE TO THIS AGREEMENT OR THE PERFORMANCE OR BREACH HEREOF OR ANY LIABILITY RETAINED OR ASSUMED HEREUNDER AND (II) NO PARTY TO THIS AGREEMENT SHALL BE LIABLE TO OR OTHERWISE RESPONSIBLE TO THE OTHER PARTY OR ANY AFFILIATE OF THE OTHER PARTY FOR PUNITIVE OR EXEMPLARY DAMAGES; PROVIDED, HOWEVER, THAT THE FOREGOING SHALL NOT BE CONSTRUED TO PRECLUDE RECOVERY IN RESPECT OF ANY LOSS DIRECTLY INCURRED OR SUFFERED FROM THIRD PARTY CLAIMS.

ARTICLE VIII.
MISCELLANEOUS
Section 8.01    Notices. All notices or other communications hereunder shall be deemed to have been duly given and made if in writing and if served by personal delivery upon the Party for whom it is intended, delivered by registered or certified mail, return receipt requested, or by a national overnight courier service, sent by facsimile (provided that notice by facsimile is promptly confirmed by telephone confirmation thereof and receipt is confirmed by the sending facsimile machine) or sent by email (provided confirmation of delivery is obtained), to the Person at the address set forth below, or such other address as may be designated in writing hereafter, in the same manner, by such Person:
to Seller and any Divesting Entity:
Actelion Pharmaceuticals Ltd.
c/o Johnson & Johnson
[***]
Attn: Assistant General Counsel, Corporate Legal Department
with copies to:
Johnson & Johnson
Office of General Counsel
[***]
Attn: General Counsel
and:
Ropes & Gray LLP
Prudential Tower
800 Boylston Street
Boston, MA 02199-3600
Telephone:    [***]
Facsimile:    [***]
Attn:    [***]
Email:    [***]
to Purchaser:
Vanda Pharmaceuticals Inc.
2200 Pennsylvania Ave. NW Suite 300-E
Washington, DC 20037
Telephone: [***]
Attn: General Counsel
Email: [***]
with a copy to:
McDermott Will & Emery
444 West Lake Street
Chicago, IL 60606
Telephone:    [***]
Attn:    [***]
Email:    [***]

All notices and other communications under this Agreement shall be deemed to have been received (a) when delivered by hand, if personally delivered; (b) one (1) Business Day after being sent, if delivered to a national overnight courier service; or (c) one (1) Business Day after being sent, if sent by facsimile, with a telephonic acknowledgment of sending and confirmation of receipt by the sending facsimile machine.
Section 8.02    Amendment; Waiver. Any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed (a) in the case of an amendment, by Purchaser and Seller and (b) in the case of a waiver, by the Party against whom the waiver is to be effective. No failure or delay by either Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.
Section 8.03    Assignment. Neither Party to this Agreement may assign any of its rights or obligations under this Agreement, including by sale of stock, operation of Law in connection with a merger or sale of substantially all of the assets, without the prior written consent of the other Party, except that (a) Seller may, without such consent, assign its rights or obligations to an Affiliate, (b) Purchaser may, without such consent, (i) assign its rights to acquire the Purchased Assets hereunder, in whole or in part, to one or more of its Affiliates and (ii) collaterally assign this Agreement to any Person providing debt financing to Purchaser or its Affiliates, and (b) Purchaser may, without such consent, assign all of its rights under this Agreement to one or more Person acquiring all or a material portion of the business or assets of Purchaser, including by sale of stock, operation of Law in connection with a merger or sale of substantially all of the assets; provided, however, (i) no such assignment by a Party shall relieve such Party of any of its obligations hereunder, (ii) the permitted assignee shall also assume all obligations of the assigning Party in a written document that is enforceable by the non-assigning Party, and (iii) any permitted assignee must, to the satisfaction of the non-assigning Party, be an entity no less creditworthy than the assigning Party, with assets and experience sufficient, in the reasonable discretion of the non-assigning Party, to satisfy all of the assigning Party’s obligations under this Agreement. Any permitted assignee shall assume all obligations of its assignor under this Agreement. Any purported assignment in violation of this Section 8.03 shall be null and void.
Section 8.04    Entire Agreement. This Agreement, together with the Exhibits and Schedules expressly contemplated hereby and attached hereto (which are hereby incorporated by reference), and the other agreements and certificates delivered in connection herewith (including the Transaction Documents and the Confidentiality Agreement), contains the entire agreement between the Parties with respect to the Transactions and supersedes all prior agreements or understandings between the Parties. Before signing this Agreement, the Parties have had numerous conversations, including preliminary discussions, formal negotiations and informal conversations at meals and social occasions, and have generated correspondence and other writings, in which the Parties discussed the Transactions and their aspirations for success. In such conversations and writings, individuals representing the Parties may have expressed their judgments and beliefs concerning the intentions, capabilities and practices of the Parties, and may have forecasted future events. The Parties recognize that such conversations and writings often involve an effort by both sides to be positive and optimistic about the prospects for the transaction. However, it is also recognized that all business transactions contain an element of risk, as do the Transactions, and that it is normal business practice to limit the legal obligations of contracting Parties to only those promises and representations which are essential to their transaction so as to provide certainty as to their respective future rights and remedies. Accordingly, other than the Confidentiality Agreement entered into between the Parties, the Transaction Documents are intended to define the full extent of the legally enforceable undertakings and representations of the Parties, and no promise or representation, written or oral, which is not set forth explicitly in such agreements is intended by either Party to be legally binding. Each of the Parties acknowledges that, in deciding to enter into this Agreement and the other Transaction Documents and to consummate the Transactions, none of them has relied upon any statements or representations, written or oral, other than those explicitly set forth herein or therein.
Section 8.05    Fulfillment of Obligations. Any obligation of a Party to the other Party under this Agreement, which obligation is performed, satisfied or fulfilled by an Affiliate of such Party, shall be deemed to have been performed, satisfied or fulfilled by such Party.
Section 8.06    Parties in Interest. This Agreement shall inure to the benefit of and be binding upon the Parties and their respective successors and permitted assigns. Nothing in this Agreement, express or implied, is intended to confer upon any Person other than Purchaser, Seller and the Divesting Entities, or their successors or permitted assigns, any rights or remedies under or by reason of this Agreement.
Section 8.07    Expenses. Except as otherwise expressly provided in this Agreement or the Letter Agreement, all costs and expenses incurred in connection with this Agreement and the Transactions shall be borne solely by the Party incurring such expenses; provided, however that Purchaser shall bear all ongoing costs associated with (i) [***], (ii) [***], and (iii) [***].
Section 8.08    Schedules. The disclosure of any matter in any Schedule to this Agreement shall be deemed to be a disclosure for the purposes of the Section or subsection of this Agreement to which it corresponds in number and each other Section and subsection of this Agreement to the extent such disclosure is reasonably apparent on the face thereof to be relevant to such other Section or subsection. The disclosure of any matter in any Schedule to this Agreement shall expressly not be deemed to constitute an admission by any Party, or to otherwise imply, that any such matter is material for the purposes of this Agreement, could reasonably be expected to have a Material Adverse Effect or a Purchaser Material Adverse Effect, as applicable, or is required to be disclosed under this Agreement.
Section 8.09    Governing Law; Jurisdiction; No Jury Trial; Specific Performance.
(a)    This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to the conflicts of law, principles or rules of such state, to the extent such principles or rules are not mandatorily applicable by statute and would permit or require the application of the laws of another jurisdiction.
(b)    The Parties consent to the exclusive jurisdiction of the Federal and State courts located in the State of New York for the resolution of all disputes or controversies between the Parties. Each of the Parties (i) consents to the exclusive jurisdiction of each such court in any suit, action or proceeding relating to or arising out of this Agreement or the Transactions; (ii) waives any objection that it may have to the laying of venue in any such suit, action or proceeding in any such court; and (iii) agrees that service of any court paper may be made in such manner as may be provided under applicable Laws or court rules governing service of process. THE PARTIES HERETO HEREBY IRREVOCABLY WAIVE, AND AGREE TO CAUSE THEIR RESPECTIVE AFFILIATES TO WAIVE, THE RIGHT TO TRIAL BY JURY IN ANY ACTION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT, ANY RELATED AGREEMENTS OR ANY OF THE TRANSACTIONS.

(c)    Each Party acknowledges and agrees that in the event that such Party breaches its obligations under this Agreement, the other Party would be damaged irreparably. Accordingly, each Party agrees that, without posting bond or other undertaking, the other Party hereto shall be entitled to an injunction or injunctions to prevent breaches or violations of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any action instituted in any court specified in Section 8.09(b) in addition to any other remedy to which the Parties may be entitled, at law or in equity. Each Party further agrees that, in the event of any action for an injunction or specific performance in respect of any such threatened or actual breach or violation, it shall not assert that a remedy at law would be adequate.
Section 8.10    Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, and together shall constitute one and the same agreement and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Party, it being understood that both Parties need not sign the same counterpart. This Agreement, following its execution, may be delivered via .pdf or other form of electronic delivery, which shall constitute delivery of an execution original for all purposes.
Section 8.11    Headings. The heading references herein and the table of contents hereto are for convenience purposes only, do not constitute a part of this Agreement and shall not be deemed to limit or affect any of the provisions hereof.
Section 8.12    Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any term or other provision of this Agreement, or the application thereof to any Person or any circumstance, is invalid, illegal or unenforceable, (a) a suitable and equitable provision shall be substituted therefore in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity, illegality or unenforceability, nor shall such invalidity, illegality or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.
Section 8.13    Non-Recourse.
(a)    This Agreement may only be enforced against, and any claim or cause of action based upon, arising out of, or related to this Agreement may only be brought against the entities that are expressly named as Parties hereto (or the Divesting Entities) and then only with respect to the specific obligations set forth herein with respect to such Party. Except to the extent a named Party to this Agreement (and then only to the extent of the specific obligations undertaken by such named Party in this Agreement), no past, present or future director, officer, employee, incorporator, member, partner, stockholder, Affiliate, lender, agent, attorney, or other representative of any Party hereto shall have any liability (whether in contract or in tort, in law or in equity, or based upon any theory that seeks to impose liability of an entity party against its owners or Affiliates) for any obligations or liabilities of any Party hereto under this Agreement or for any claim based on, in respect of, or by reason of, the transactions contemplated hereby or in respect of any oral representations made or alleged to have been made in connection herewith, except for the Divesting Entities to the extent specifically set forth in this Agreement.
(b)    The provisions of this Section 8.13 are intended to be for the benefit of, and enforceable by, the directors, officers, employees, incorporators, members, partners,

stockholders, Affiliates, agents, attorneys, and other representatives of the Parties hereto, and each such person shall be a third party beneficiary of this Section 8.13.
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IN WITNESS WHEREOF, the Parties have executed or caused this Agreement to be executed as of the date first written above.
ACTELION PHARMACEUTICLS LTD.
By: /s/ Emmanuelle Quiles
 Name: Emmanuelle Quiles
 Title: President of the Board of Directors
By: /s/ Emanuele Pozzoni
 Name: Emanuele Pozzoni
 Title: Member of Administrative Board

IN WITNESS WHEREOF, the Parties have executed or caused this Agreement to be executed as of the date first written above.
VANDA PHARMACEUTICALS INC.

By: /s/ Mihael H. Polymeropoulos, M.D.
 Name: Mihael H. Polymeropoulos, MD
 Title: Chairman & CEO

EXHIBIT A

SELLER CLOSING DELIVERABLES
[***]

EXHIBIT B

PURCHASER CLOSING DELIVERABLES
[***]

EXHIBIT C

JOHNSON & JOHNSON UNIVERSAL CALENDAR, 2023
[***]

EXHIBIT D

SUPPLY AGREEMENT
[***]

EXHIBIT E

SELLER FDA LETTER
[***]

EXHIBIT F

PURCHASER FDA LETTER
[***]

EXHIBIT G

ASSIGNMENT AND ASSUMPTION AGREEMENT
[***]